UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Analog Devices, Inc.
(Name of Registrant as Specified in Its Charter)
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February 4, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Tuesday, March 10, 2009, at the Company’s headquarters at Three Technology Way, Norwood, Massachusetts.

At the Annual Meeting you are being asked to elect four Class I members to our Board of Directors, each for a term of three years, ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009, and consider and vote upon a shareholder proposal that we de-classify our Board of Directors. Your Board of Directors recommends that you vote FOR the election of each of the Class I directors named in the proxy statement, FOR the ratification of Ernst & Young LLP and AGAINST the shareholder proposal.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 10, 2009

To our Shareholders:

The 2009 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at our headquarters at Three Technology Way, Norwood, Massachusetts 02062, on Tuesday, March 10, 2009 at 10:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect the four director nominees named in this proxy statement to our Board of Directors to serve as Class I directors, each for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.

3.	To act upon a shareholder proposal that we de-classify our Board of Directors.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 16, 2009 are entitled to vote at the meeting. Your vote is important no matter how many shares you own. Whether you expect to attend the meeting or not, please vote your shares over the Internet or by telephone in accordance with the instructions set forth on the proxy card, or complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Margaret K. Seif
Secretary

Norwood, Massachusetts
February 4, 2009

i

ii

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 10, 2009

This proxy statement contains information about the 2009 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Tuesday, March 10, 2009, beginning at 10:00 a.m. local time, at our headquarters at Three Technology Way, Norwood, Massachusetts 02062. You may obtain directions to the location of the annual meeting by visiting our website at www.analog.com or by contacting Mindy Kohl, Director, Investor Relations, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc., which is also referred to as Analog Devices, ADI, or the Company in this proxy statement, for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our secretary written notice to that effect.

Our Annual Report to Shareholders for the fiscal year ended November 1, 2008 is being mailed to shareholders with the mailing of these proxy materials on or about February 4, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be Held on March 10, 2009:

This proxy statement and the 2008 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

We will furnish to any shareholder (without charge) a copy of our Annual Report on Form 10-K for the fiscal year ended November 1, 2008 as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to Analog Devices, Inc., Attention: Mindy Kohl, Director, Investor Relations, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of the four nominees named in this proxy statement to our Board of Directors to serve as Class I directors, each for a term of three years.

2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.

3. To act upon a shareholder proposal that we de-classify our Board of Directors.

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 16, 2009. This date is the record date for the annual meeting.

Shareholders of record at the close of business on January 16, 2009 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 291,190,002 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways.

(1) You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone.  You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail.  You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

(4) You may vote in person.  If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (proposal one) and the ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal two) are each considered to be a discretionary item under the NYSE rules and your bank or brokerage firm will be able to vote on those items, even if it does not receive instructions from you, so long as it holds your shares in its name. The shareholder proposal to de-classify our Board (proposal three) is a “non-discretionary” item. If you do not instruct your bank or broker how to vote with respect to this item, your bank or broker may not vote with respect to this proposal, but rather those votes will be counted as “broker non-votes.”

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (January 16, 2009) in order to be admitted to the meeting on March 10, 2009. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as the administrator of TIP, with respect to shares of ADI common stock attributable to your TIP account, or TIP shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed card. Broadridge will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern time on March 5, 2009, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan (the Ireland share plan), you may instruct Irish Pensions Trust Limited, which serves as the trustee of the Ireland share plan, to vote the amount of shares of common stock which they hold on your behalf as of the record date. Mercer Trustees Limited (Mercer), which administers the Irish share plan on behalf of Irish Pensions Trust Limited, will send you a voting card that you may use to direct Mercer how to vote your shares. You should sign the voting card and return it to Mercer in the envelope that Mercer provides. Mercer will vote the shares in the manner that you direct on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Friday, February 27, 2009, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 16, 2009, the record date, or at least 145,595,002 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors.  Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election (with abstentions and “broker non-votes” not counting as votes “for” or “against”). If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from the Board. The Board will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board’s decision and its reasoning with regard to the offered resignation.

Ratification of independent registered public accounting firm.  Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

Approval of shareholder proposal to de-classify the Board.  Under our bylaws, approval of the shareholder proposal to de-classify our Board of Directors requires a majority of the total number of votes cast at the meeting.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Accordingly, assuming the presence of a quorum, abstentions for a particular director nominee and broker non-votes will have no effect on the outcome of the election of directors, the ratification of our independent registered public accounting firm or the shareholder proposal to de-classify our Board of Directors.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the four nominees to serve as Class I directors on the Board of Directors, each for a term of three years;

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year; and

AGAINST the shareholder proposal to de-classify our Board of Directors.

Will any other business be conducted at the meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy in person, by mail, over the Internet or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal. Under Massachusetts law, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2010 annual meeting?” below.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009, which we expect to file with the Securities and Exchange Commission in May 2009.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2010 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2010 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2010 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts at the address below no later than October 7, 2009.

Our amended and restated bylaws require that we be given advance written notice of shareholder nominations for election to our Board of Directors and of other matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2010 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2009 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 10, 2009, and no later than December 10, 2009. If a shareholder does not provide timely notice of a nomination or proposal to be presented at the 2010 annual meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting.

Our amended and restated bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our amended and restated bylaws is on file with the Securities and Exchange Commission.

Any proposals, nominations or notices should be sent to:

Secretary, Analog Devices, Inc.
c/o: Mindy Kohl
Director, Investor Relations
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have engaged The Altman Group, Inc. to assist us with the solicitation of proxies and expect to pay The Altman Group less than $15,000 for their services. In addition to solicitations by mail, The Altman Group and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended November 1, 2008 is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K, we will send you one without charge. Please contact:

Mindy Kohl
Director, Investor Relations
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Mindy Kohl, our director of investor relations, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 15, 2009 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

	Number of		Shares			Percent of
	Shares		Acquirable		Total	Common Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

5% Shareholders:
T. Rowe Price Associates, Inc.(5)	19,886,173		—		19,886,173	6.8%
100 East Pratt Street Baltimore, Maryland 21202
UBS Global Asset Management (Americas) Inc.(6)	14,972,363		—		14,972,363	5.1%
One North Wacker Chicago, Illinois 60606
Directors and Named Executive Officers:
James A. Champy	6,666		79,334		86,000	*
John L. Doyle	9,728		152,300		162,028	*
Jerald G. Fishman	421,348		3,035,631		3,456,979	1.2%
John C. Hodgson	5,000		36,750		41,750	*
Yves-Andre Istel	12,000		5,383		17,383	*
Robert R. Marshall	89,000		455,860		544,860	*
Robert P. McAdam	186,601		529,756		716,357	*
Joseph E. McDonough	13,083		534,930		548,013	*
Neil Novich	8,000		5,000		13,000	*
Vincent T. Roche	100		426,056		426,156	*
F. Grant Saviers	7,500		154,800		162,300	*
Paul J. Severino	16,200		30,000		46,200	*
Kenton J. Sicchitano	5,500		83,000		88,500	*
Ray Stata(7)	5,110,823		660,246		5,771,069	2.0%
All directors and executive officers as a group (18 persons, consisting of 10 officers and 8 non-employee directors)(8)	5,907,360		6,692,862		12,600,222	4.2%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within

60 Days” column consists of shares covered by stock options that may be exercised within 60 days after January 15, 2009.

(4)	The percent ownership for each shareholder on January 15, 2009 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 15, 2009 (291,189,920 shares) plus any shares acquirable (including stock options exercisable) by the shareholder in question within 60 days after January 15, 2009.

(5)	Based solely on a Form 13F-HR filed by T. Rowe Price Associates, Inc. on November 14, 2008 reporting the above stock ownership as of September 30, 2008. T. Rowe Price Associates, Inc. reports that it has sole voting authority with respect to 3,796,578 shares and sole investment discretion with respect to 19,886,173 shares.

(6)	Based solely on a Form 13F-HR filed by UBS Global Asset Management (Americas) Inc. on January 21, 2009 reporting the above stock ownership as of December 31, 2008. UBS Global Management (Americas) Inc. reports that it has sole voting authority with respect to 12,801,055 shares and shared voting authority with respect to 6,523 shares. UBS Global Management (Americas) Inc. also reports that it has sole investment discretion with respect to 8,643,213 shares and shared investment discretion with respect to 6,329,150 shares.

(7)	Includes 1,108,709 shares held by Mr. Stata’s wife, 400,277 shares held in trusts for the benefit of Mr. Stata’s children, and 2,487,588 shares held in charitable lead trusts, as to which Mr. Stata disclaims beneficial ownership.

(8)	All directors and executive officers as a group disclaim beneficial ownership of a total of 3,996,574 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year with the exception of (i) one Form 4 filed late due to our administrative oversight on behalf of William Matson, one of our Vice Presidents, reporting the vesting of 2,000 restricted stock units and the subsequent issuance of 1,365 shares of common stock (after payment of taxes), and (ii) one Form 4 filed late due to our administrative oversight on behalf of Robert Marshall, one of our Vice Presidents, reporting the sale of 70,000 shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of ten members, four of whom are Class I directors (each with current terms expiring at the 2009 annual meeting), three of whom are Class II directors (with terms expiring at the 2010 annual meeting), and three of whom are Class III directors (with terms expiring at the 2011 annual meeting).

At the 2009 annual meeting, shareholders will have an opportunity to vote for the nominees for Class I directors, James A. Champy, Yves-Andre Istel, Neil Novich and Kenton J. Sicchitano. Mr. Champy is currently serving as a Class I director and has been a director since 2003. Mr. Sicchitano is currently serving as a Class I director and has been a director since 2003. Messrs. Istel and Novich were appointed to our Board in December 2007 and May 2008, respectively. They were each recommended to the Board of Directors by our Nominating and Corporate Governance Committee. The persons named in the enclosed proxy card will vote for each of these four nominees as Class I directors, unless you instruct otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board may reduce the number of directors.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominees for Class I directors. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he serves as a director. Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Analog.

Nominees for Class I Directors (For a three-year term expiring at the 2012 Annual Meeting)

JAMES A. CHAMPY, Director since March 2003

Mr. Champy, age 66, has been a Vice President of Perot Systems Corporation, a technology services and business solutions company, since 1996. Mr. Champy also serves as a trustee of the Massachusetts Institute of Technology.

YVES-ANDRE ISTEL, Director since December 2007

Mr. Istel, age 72, has been a Senior Advisor to Rothschild, Inc., an international investment bank, since April 2002, and was Vice Chairman of Rothschild, Inc. from 1993 to April 2002. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992. Mr. Istel also serves as a director of Imperial Sugar Company, a processor and marketer of refined sugar; Compagnie Financiere Richemont S.A., the parent group owning luxury good companies, including Cartier and Montblanc; and Chairman of the Board of Overseers of Reinet Investments S.C.A.

NEIL NOVICH, Director since May 2008

Mr. Novich, age 54, is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a leading global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer and served in that role until 1999 when he was named Chairman, President and Chief Executive Officer, a position he held through 2007. Prior to that he was a Director at Bain & Company, an international consulting firm. Mr. Novich also serves as a director of W.W. Grainger, Inc. and is a Trustee of the Field Museum of Natural History and a Trustee of the Children’s Home & Aid Society of Illinois.

KENTON J. SICCHITANO, Director since March 2003

Mr. Sicchitano, age 64, has been retired since June 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of

Independence and Regulatory Matters for PwC. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. Mr. Sicchitano is a certified public accountant.

Class II Directors (Terms Expire at the 2010 Annual Meeting)

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

Mr. Fishman, age 63, has been our President and Chief Executive Officer since November 1996 and served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also serves as a director of Cognex Corporation and Xilinx, Inc.

JOHN C. HODGSON, Director since September 2005

Mr. Hodgson, age 65, has been retired since December 2006. He served as Senior Vice President and Chief Marketing and Sales Officer for DuPont, a science-based products and services company, from January 2006 to December 2006. Mr. Hodgson served as Senior Vice President and Chief Customer Officer from May 2005 to January 2006, Executive Vice President and Chief Marketing and Sales Officer from February 2002 to May 2005 and Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002.

F. GRANT SAVIERS, Director since 1997

Mr. Saviers, age 64, has been retired since August 1998. He served as Chairman of the Board of Adaptec, Inc., a provider of high-performance input/output products, from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation, a computer manufacturer, for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation. Mr. Saviers is also the founder and director of InPronto, Inc., a dental services firm.

Class III Directors (Terms Expire at the 2011 Annual Meeting)

JOHN L. DOYLE, Director since 1987

Mr. Doyle, age 77, has been self-employed as a technical consultant since September 1991. He was employed formerly by the Hewlett-Packard Company, a provider of technology solutions, where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development from 1981 to 1984. Mr. Doyle also serves as a director of Xilinx, Inc.

PAUL J. SEVERINO, Director since November 2005

Mr. Severino, age 62, has been an investment advisor to emerging technology companies and venture funds since 1996. From 1994 to 1996, he was Chairman of Bay Networks, Inc., a data networking products services company, after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that, he was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. Mr. Severino is also a director of Sonus Networks, Inc.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 74, has served as our Chairman of the Board of Directors since 1973 and an executive officer of our company since November 1996. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. Mr. Stata also serves as a trustee of the Massachusetts Institute of Technology.

Our Board of Directors recommends that you vote FOR the election of Messrs. Champy, Istel, Novich and Sicchitano.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and its shareholders. In particular, we have adopted the following policies and procedures:

Shareholder Voting for Election of Directors.  Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board if the votes “for” such director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against such election). If a nominee is an incumbent director in an uncontested election and does not receive more votes “for” his or her election than “against” his or her election, the director must offer his or her resignation to the Board promptly after the voting results are certified. A committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders voted against the election of such director, any alternatives for curing the underlying cause of the votes cast against the election of such director, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to Analog Devices, the overall composition of our Board and whether accepting the resignation would cause Analog Devices to fail to meet any applicable rules or regulations of the Securities and Exchange Commission or the New York Stock Exchange. Our Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the votes cast against the election of such director, maintain the director but resolve that the director will not be re-nominated in the future for election, or reject the resignation. We will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

Stock Ownership Guidelines.  In January 2006, we established stock ownership guidelines for our directors and executive officers. Under our guidelines, the target share ownership levels are two times the annual cash retainer for directors, two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. Directors (including the CEO) have three years to achieve their targeted level. Executive officers other than the CEO have five years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines.

Stock Option Grant Date Policy.  We do not time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock options and stock-based awards made to our executive officers and employees. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Related Policies and Considerations — Stock Option Grant Date Policy” below for more information.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Stock Option Grant Date Policy at www.analog.com/governance or by writing to:

Mindy Kohl
Director, Investor Relations
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

Determination of Independence

Under current NYSE rules, a director of Analog Devices only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Analog Devices (either directly or as a partner, shareholder or officer of an organization that has a relationship with Analog Devices). Our Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with Analog Devices. Under these guidelines, a director is not considered to have a material relationship with Analog Devices if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, Analog Devices for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company which is indebted to Analog Devices, or to which Analog Devices is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•	is a director of another company that does business with Analog Devices, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of Analog Devices with respect to such other company; or

•	serves as an executive officer of a charitable organization, unless Analog Devices’ charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

The guidelines provide that ownership of a significant amount of Analog Devices’ stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the members of our Board of Directors who are independent (as defined above).

Our Board of Directors has determined that each of Messrs. Champy, Doyle, Hodgson, Istel, Novich, Saviers, Severino and Sicchitano is “independent” within the meaning of Section 303A.02(b) of the NYSE Listed Company Manual. Our Board reached a similar determination for Mr. Thurow, who served as a director until December 2007, and Ms. King, who served until March 2008. Each of these directors has no relationship with Analog Devices, other than any relationship that is categorically not material under the guidelines shown above and other than as disclosed in this proxy statement under “— Director Compensation” and “— Certain Relationships and Related Transactions.”

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date such recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee”, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2010 annual meeting?” contained elsewhere in this proxy statement.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Analog Devices’ Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations, and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to John L. Doyle, Chairman of the Nominating and Corporate Governance Committee, c/o General Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. Subject to oversight by the Nominating and Corporate Governance Committee, the Board selects, evaluates and provides for the succession of executive officers and the Board nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met nine times in our 2008 fiscal year, or fiscal 2008, (including by telephone conference). During fiscal 2008, each of our directors who served as a director during fiscal 2008 attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member during the period of time which he or she served on such committee. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices. They do not participate in any Board or committee meeting at which their compensation is evaluated. All members of all three committees are independent, non-employee directors.

Our Board of Directors has appointed Mr. Doyle “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE.

Our Corporate Governance Guidelines set forth our policy that directors should attend annual meetings of shareholders. All of the directors that were directors at the time of the 2008 Annual Meeting of Shareholders attended that meeting.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair), Doyle and Hodgson. Mr. Hodgson joined the Committee in March 2008. Christine King was a member of the Committee until her departure from the Board in March 2008. The Board of Directors has determined that each of Messrs. Sicchitano, Doyle and Hodgson qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano, Doyle and Hodgson is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Doyle or Hodgson serves on the audit committees of more than two other public companies.

The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Audit Committee. The Audit Committee did not retain any such advisors during fiscal 2008. The Audit Committee met eight times during fiscal 2008 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2008 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Messrs. Champy (Chair), Saviers and Severino. The Board has determined that each of Messrs. Champy, Saviers and Severino is independent as defined under the rules of the NYSE. Our Compensation Committee held seven meetings (including by telephone conference) during fiscal 2008. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management by the Board of Directors. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees.

The Compensation Committee has the sole authority to engage and terminate such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners (PMP), an independent compensation consultant, during fiscal 2008. PMP reports directly to the Compensation Committee and assists the Committee in evaluating and designing our executive compensation program and policies. In fiscal 2008, the Compensation Committee instructed PMP to assist it in defining a peer group of companies, compare our executive compensation arrangements to those of the peer group, and provide market data and advice regarding executive compensation plan design. PMP conducted a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity in comparison to our peer group. In connection with its work for the Compensation Committee, PMP is invited to attend many of the Committee’s meetings. PMP is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices.

In accordance with the terms of the 2006 Stock Incentive Plan, the Compensation Committee has delegated to our executive officers and certain members of senior management the power to grant options and other stock awards to employees who are not executive officers or directors, subject to specified thresholds. The activities of our Compensation Committee and the services PMP performed for the Committee during fiscal 2008 are described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Doyle (Chair), Istel and Novich. Mr. Istel joined the Committee in January 2008 and Mr. Novich joined the Committee in June 2008. John Hodgson rotated off the Committee in June 2008. The Board has determined that each of Messrs. Doyle, Novich and Istel is independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s annual review of succession planning with respect to senior executives and oversight of our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee. The Committee did not retain any such advisers during fiscal 2008. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held four meetings during fiscal 2008 (including by telephone conference).

Report of the Audit Committee

The Audit Committee of the Board of Directors assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also meets privately with the Company’s independent registered public accounting firm and the Company’s internal auditors to discuss the Company’s financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, the independent accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K and the quarterly financial statements during fiscal 2008, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial

Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Company’s Board of Directors. The Audit Committee also selects and appoints the Company’s independent registered public accounting firm, reviews the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assesses the independence of the independent registered public accounting firm and reviews and approves the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and under Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that each of Messrs. Sicchitano, Doyle and Hodgson qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE.

The Audit Committee held eight meetings (including by telephone conference) during the fiscal year ended November 1, 2008. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU§380 (Codification of Statements on Auditing Standards, AU§380), and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures we received from the independent registered public accounting firm regarding the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions, the Audit Committee recommended to the Company’s Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008. The Audit Committee also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2009.

Audit Committee,
Kenton J. Sicchitano, Chairman
John L. Doyle
John C. Hodgson*

* Mr. Hodgson joined the Audit Committee in March 2008, replacing Ms. King, who served on the Committee until her departure from the Board in March 2008.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended November 1, 2008 and November 3, 2007.

	Fiscal 2008	Fiscal 2007

Audit Fees	$2,217,000	$2,355,000
Audit-Related Fees	135,000	115,000
Tax Fees	734,000	709,000

Total Fees	$3,086,000	$3,179,000

Audit Fees.  These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees.  These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, due diligence and consultations regarding proposed transactions and accounting matters not related to the annual audit.

Tax Fees.  These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and assistance with international tax audits. Included in this amount are fees of $625,000 in fiscal 2008 and $576,000 in fiscal 2007 for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young does not provide tax services to any executive officer of Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all such individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all such individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of such items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal years 2007 and 2008, no services were provided to Analog Devices by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

The following table details the total compensation earned by our non-employee directors in fiscal 2008.

2008 Director Compensation*

	Fees Earned or	Option Awards	All Other
Name(1)	Paid in Cash ($)(2)	($)(3)(4)	Compensation		Total ($)

James A. Champy	75,000	140,069	—		215,069
John L. Doyle	75,000	140,069	—		215,069
John C. Hodgson	60,000	113,690	—		173,690
Yves-Andre Istel	55,055	29,224	—		84,279
Christine King	30,000	160,385	—		190,385
Neil Novich	27,527	18,513	—		46,040
F. Grant Saviers	60,000	140,069	—		200,069
Paul J. Severino	60,000	138,106	—		198,106
Kenton J. Sicchitano	75,000	140,069	—		215,069
Lester Thurow	19,495	168,163	3,019	(5)	190,677

*	The membership of our Board of Directors changed during fiscal 2008. Lester Thurow retired from the Board on December 4, 2007 and Christine King did not stand for re-election and departed from the Board on March 11, 2008. Mr. Istel joined the Board on December 4, 2007 and Mr. Novich joined the Board on May 19, 2008.

(1)	Messrs. Fishman and Stata were the only directors during fiscal 2008 who were also employees of Analog. Neither receives any compensation in their capacities as directors of Analog. Mr. Fishman’s compensation is included in the Summary Compensation Table and Mr. Stata’s compensation is included under “— Certain Relationships and Related Transactions.”

(2)	This amount includes a $60,000 pro-rated annual board retainer. An additional pro-rated annual retainer of $15,000 is paid to the chair of the Audit Committee (Mr. Sicchitano), Compensation Committee (Mr. Champy) and Nominating and Corporate Governance Committee (Mr. Doyle). The retainer payable to the chair of the Audit Committee was increased to $20,000, commencing in fiscal 2009. These cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year.

(3)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the dollar amount recognized by the Company in fiscal 2008 for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), related to grants of options to each listed director, including awards granted before fiscal 2008, if applicable. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2008. The SFAS 123R value as of the grant date for stock options is recognized over the number of days of service required for the stock option to become vested. Ratable amounts expensed for stock options that were granted in years prior to fiscal 2008 are also reflected in the table above. Upon Mr. Thurow’s departure on December 4, 2007, in accordance with the applicable stock option plans, he became entitled to 31,000 previously unvested options. Upon Ms. King’s departure on March 11, 2008, in accordance with the applicable stock option plan, Ms. King became entitled to 15,000 previously unvested options. In accordance with SFAS 123R all unamortized expense related to these unvested options was accelerated and recognized by the Company in fiscal 2008.

The following table includes the assumptions used to calculate the compensation expense reported for fiscal 2008 on a grant by grant basis for our directors.

				Assumptions
		Shares			Expected	Risk-Free		2008
	Grant	Granted	Exercise	Volatility	Life	Interest	Dividend	Expense
Name	Date	(#)	Price ($)	(%)	(Years)	Rate (%)	Yield (%)	($)

James A. Champy	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	1,963
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	58,025
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	47,226
	1/03/2008	15,000	29.91	32.160	5.10	3.260	2.407	32,855

John L. Doyle	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	1,963
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	58,025
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	47,226
	1/03/2008	15,000	29.91	32.160	5.10	3.260	2.407	32,855

John C. Hodgson	9/13/2005	18,000	38.35	27.690	5.00	4.230	1.126	19,103
	12/06/2005	3,750	39.44	28.640	5.00	4.420	1.217	14,506
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	47,226
	1/03/2008	15,000	29.91	32.160	5.10	3.260	2.407	32,855

Yves-Andre Istel	1/03/2008	1,150	29.91	32.160	5.10	3.260	2.407	2,519
	1/15/2008	15,000	26.46	32.430	5.10	3.000	2.721	26,705

Christine King	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	1,963
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	63,444
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	55,400
	1/03/2008	15,000	29.91	32.160	5.10	3.260	2.407	39,578

Neil Novich	6/16/2008	15,000	34.25	33.740	5.10	3.730	2.336	18,513

F. Grant Saviers	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	1,963
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	58,025
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	47,226
	1/03/2008	15,000	29.91	32.160	5.10	3.260	2.407	32,855

Paul J. Severino	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	58,025
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	47,226
	1/03/2008	15,000	29.91	32.160	5.10	32.60	2.407	32,855

Kenton J. Sicchitano	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	1,963
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	58,025
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	47,226
	1/03/2008	15,000	29.91	32.160	5.10	3.260	2.407	32,855

Lester Thurow	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	1,963
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	63,445
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	102,755

The grant date fair value of the options granted in fiscal 2008 calculated in accordance with SFAS 123R was $118,736 for each of Messrs. Champy, Doyle, Hodgson, Saviers, Severino and Sicchitano and Ms. King and $146,895 for Mr. Novich. Mr. Istel received two grants in fiscal 2008 on January 3, 2008 and January 15, 2008. The grant date fair value for these grants was $9,103 and $100,487, respectively. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in Analog Devices’ Annual Report on Form 10-K for the year ended November 1, 2008.

(4)	The aggregate number of shares subject to option awards held by each director (representing unexercised option awards — both exercisable and unexercisable) at November 1, 2008 is as follows:

Number of Shares
Subject to Option
Awards Held as of
Name	November 1, 2008 (#)

James A. Champy	94,334
John L. Doyle	167,300
John C. Hodgson	51,750
Yves-Andre Istel	16,150
Neil Novich	15,000
F. Grant Saviers	169,800
Paul J. Severino	45,000
Kenton J. Sicchitano	98,000
Lester Thurow	131,300
TOTAL	788,634

Ms. King had no shares subject to option awards outstanding as of November 1, 2008.

(5)	Amount represents the value of a gift and related taxes that were awarded to Mr. Thurow in recognition of his years of service upon his retirement from the Board in December 2007.

We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below.

Stock Option Policy for Non-employee Directors

Effective October 29, 2006, the Board established the following stock option grant policy for non-employee directors:

Each newly elected non-employee director is automatically granted a non-qualified stock option to purchase 15,000 shares of our common stock under our 2006 Stock Incentive Plan (the “2006 Plan”) on the 15th day of the month following the date of initial election as a director, or if the NYSE is closed on that day, the next succeeding business day that the NYSE is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant, unless otherwise determined by the Compensation Committee).

On an annual basis, each incumbent non-employee director is automatically granted a non-qualified stock option to purchase 15,000 shares of our common stock under the 2006 Plan (with the number of shares subject to the first annual option granted to a director to be on a pro rata basis based on the length of service during the calendar year in which such director was elected) on the second business day following January 1 that the NYSE is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant, unless otherwise determined by the Compensation Committee).

Options granted to our non-employee directors under the 2006 Plan vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to acceleration as described below. These options will vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Plan) or the director’s death. Upon (1) the director’s retirement from our Board after attaining age 60, (2) removal of the director by the Board or (3) the Board’s failure to nominate the director for reelection as a director (other than because the director has refused to serve as a director), each option will vest as to an additional number of shares that would have vested if the director continued to serve as a director through the next succeeding anniversary of the date of grant. If the director ceases to serve as a director by reason of his disability, as determined by the Board, each option will continue to become exercisable over its remaining term on the dates it otherwise would have vested if the director’s service had not been terminated for disability. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each option will continue to be exercisable for the balance of its term.

In accordance with the policy described above, on January 5, 2009 we granted stock options for services provided during calendar year 2008 to each non-employee director for the purchase of 15,000 shares of our common stock at an exercise price of $19.57 per share, except Mr. Novich who received a pro-rated amount based on the date he joined the Board.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2008, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $250,000, a cash bonus of $182,481 and other compensation of $21,000 representing the amount contributed or accrued by us in fiscal 2008 under applicable retirement arrangements and health care savings accounts.

On January 3, 2008, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $29.91 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date. Following the end of fiscal 2008, on January 5, 2009, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $19.57 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest.

If a related person proposed to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominating and Corporate Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Analog Devices’ annual consolidated gross revenues; and

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Certain Legal Proceedings

In May 2008, the Company and Mr. Fishman settled an SEC inquiry into the Company’s stock option granting practices by agreeing to the entry of an administrative cease and desist order without admitting or denying wrongdoing. Under the order, the Company agreed to cease and desist from committing or causing any violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, paid a civil money penalty of $3 million, and repriced options granted to Mr. Fishman and other directors in certain years. Mr. Fishman agreed to cease and desist from committing or causing any violations of Sections 17(a)(2) and (3) of the Securities Act, paid a civil money penalty of $1 million, and made a disgorgement payment of $450,000 plus interest with respect to certain stock options. Contemporaneous with the approval of the settlement, the SEC filed a complaint and consent to judgment against the Company and Mr. Fishman in the United States District Court for the District of Columbia.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Analog Devices has designed its executive compensation program to motivate and reward our executives for company performance and to attract and retain talented executives.

At least 70% of our total compensation for the executive officers listed in the Summary Compensation Table below, or Named Executive Officers, is directly linked to the Company’s performance in the form of performance-based cash and equity awards. We believe this provides our executives an opportunity to earn above average compensation if Analog Devices delivers superior results. In addition, because competition in the semiconductor industry is intense for qualified and talented executives, we benchmark our total compensation against leading semiconductor companies to ensure that we pay competitively.

We link a significant portion of our executives’ cash compensation to Company performance measured by our operating profit before taxes, or OPBT. Our target for executive bonus payments in 2008 was a ratio of OPBT to revenue of 22.5%. This is the same target that we use to determine the profit sharing bonus for all Analog Devices employees. Under our Fiscal Year 2008 Executive Bonus Plan, or the 2008 Executive Bonus Plan, our Compensation Committee has the discretion to increase individual executive incentives for our 2008 fiscal year, or fiscal 2008, by as much as 30% only if the Company and the executive achieve superior business performance. In 2008, however, our Compensation Committee did not modify the individual incentives for any of our Named Executive Officers, electing to pay them based on the same OPBT target that we paid to employees in the broader Analog Devices profit sharing plan.

Analog Devices also provides long-term incentives to our executives and employees in the form of stock options. Options generally vest over five years, linking executives’ rewards directly to their ability to create value for our shareholders and providing an incentive for our executives to remain with Analog Devices over the long term.

The global financial and credit crisis has presented challenges for many companies, including Analog Devices. Our Compensation Committee has frozen salaries at 2008 levels for executive officers until business conditions improve. In addition, the Compensation Committee has not lowered the performance targets for our executive officers and 2009 cash incentive payments will be made only if the Company achieves the same OPBT targets that the Compensation Committee set for last year. Because the Compensation Committee selected OPBT as the performance measure for determining incentive payments for our employees (including our executive officers), we do not believe that our executive compensation is structured to promote inappropriate risk taking by our executives. We believe that our focus on OPBT encourages management to take a balanced approach that focuses on corporate profitability.

Compensation Processes and Philosophy

Our Compensation Committee reviews and approves all compensation for our executive officers, including salary, bonus, equity compensation, perquisites, severance arrangements and change in control benefits, as required by its charter. Our Compensation Committee consists entirely of independent directors, and met seven times during fiscal 2008.

The Compensation Committee has a two-fold philosophy regarding the total compensation of our senior executives, which primarily consists of base salary, target annual cash bonus and estimated value of stock-based awards. First, the Compensation Committee seeks to encourage and reward our executives for their contributions to the Company’s performance and profitability by tying at least 70% of our Named Executive Officers’ total compensation directly to the Company’s annual and long-term performance. Second, the Compensation Committee seeks to ensure that our executive compensation is competitive by targeting the total compensation of each executive at approximately the 50th percentile of our compensation peer group of companies described below. The actual percentile may vary depending on our financial performance, each executive’s individual performance and importance to the Company or internal equity considerations among all senior executives.

While our Compensation Committee believes that compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires that the Committee apply its own judgment and subjective determination of individual performance by our executives. Therefore, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of rewarding excellent performance and retaining valued employees.

Our Compensation Committee has retained an independent compensation consultant, Pearl Meyer and Partners, or PMP. Our Compensation Committee worked directly with PMP to develop recommendations for the Chief Executive Officer’s compensation which are reflected in his employment and long-term retention agreements. The Chief Executive Officer makes recommendations each year to the Compensation Committee about the compensation of the other executive officers based on their achievement of annual Company and individual objectives. While the Compensation Committee is solely responsible for approving executive compensation, our Vice President of Human Resources and other members of our human resources department support the work of the Committee and PMP. In addition, at the request of the Compensation Committee, our Chief Executive Officer meets periodically with the Committee regarding the design of our compensation programs. The Compensation Committee meets periodically in executive session without management present.

In making its compensation determinations, our Compensation Committee reviews and analyzes tally sheets, which provide a total of all elements of compensation for each of our executive officers. The Compensation Committee also annually reviews the total compensation that each of our executive officers and other key executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee selects peer companies in the semiconductor industry based on their similarity to Analog Devices in their revenue size and market capitalization.

In fiscal 2008, the Compensation Committee reviewed our 2007 peer group of six companies. Based on its review, the Compensation Committee removed Maxim Integrated Products from the group, because it was delisted as a public company during the year, and added Cypress Semiconductor Corporation, LSI Corporation, Marvell Technology Group Ltd. and ON Semiconductor because they are semiconductor companies relatively comparable to us in terms of revenue size and market capitalization. In addition, we hire from the same talent pool as this peer group of companies. Below are our 2007 peer group and our revised 2008 peer group:

2007 Peer Group	Revised 2008 Peer Group

• Broadcom Corp.	• Broadcom Corp.
• Linear Technology Corp.	• Cypress Semiconductor Corp.
• Maxim Integrated Products	• Linear Technology Corp.
• National Semiconductor Corp.	• LSI Corp.
• Texas Instruments Inc.	• Marvell Technology Group Ltd.
• Xilinx, Inc.	• National Semiconductor Corp.

• ON Semiconductor
• Texas Instruments Inc.
• Xilinx, Inc.

For officers in positions for which the 2008 Peer Group companies do not publicly disclose compensation data, the Compensation Committee reviewed PMP’s 2008 CHiPS Executive and Senior Management Total Compensation Survey reflecting the average compensation, by position, of 15 semiconductor companies, which were considered the peer group for these officers.

Components of Executive Compensation

Our compensation program includes both incentive and retention-related compensation components. We include cash bonuses to encourage and reward our executives for effective performance in furthering our shorter-term plans and objectives. We include stock options to encourage our executives to focus on longer-term goals, to help retain key contributors and to more closely align their interests with those of our shareholders. In recent years, we have increased the portion of our executive officers’ total compensation that varies from year to year based on our results and the individual executive’s performance. Annual compensation for our executive officers consists of the following principal elements:

•	Base salary

•	Performance-based cash bonus, through our Executive Bonus Plan

•	Equity compensation in the form of stock options and stock-based awards

•	Retirement and other employee benefits

Base Salary

For fiscal 2008, the Compensation Committee determined the amount of annual base salary that each executive received based on the Committee’s evaluation of the following factors:

•	The 50th percentile salary range for individuals in comparable positions based on the 2007 Peer Group survey prepared by PMP;

•	The executive’s responsibilities for and activities on behalf of the Company and the impact of those responsibilities and activities on our overall performance;

•	The executive’s skills, experience and performance in the prior year;

•	The potential for the executive’s growth and development; and

•	A comparison of the above elements with similar elements for other executives within the Company.

The salaries for all of our Named Executive Officers in fiscal 2008 appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis. The Compensation Committee maintained Mr. Fishman’s salary at the same level as it has been since 2003 because the Committee decided that any increase in Mr. Fishman’s compensation should be in the form of performance-based compensation. During 2008, the Compensation Committee increased the salaries of Messrs. Marshall and McAdam by 4% and Mr. Roche by 7.8% in order to maintain their salaries within the range of comparable salaries in the 2007 Peer Group survey. In December 2007, Mr. McDonough announced his intention to retire during 2008, so the Compensation Committee did not change Mr. McDonough’s salary rate in 2008.

Due to widespread economic uncertainty in the United States, and to reduce our payroll expenses, management froze employee salaries at 2008 levels and postponed annual salary increases which would normally take effect in early 2009 until business conditions improve. Certain employees may receive promotional raises in fiscal 2009 in recognition of increased responsibilities, but none of our Named Executive Officers has received such an increase.

2008 Executive Bonus Plan

In January 2008, the Compensation Committee approved the terms of the 2008 Executive Bonus Plan. All executive officers, including our Named Executive Officers, and other senior management selected by the Chief Executive Officer participated in the 2008 Executive Bonus Plan. We calculated and paid bonuses under the 2008 Executive Bonus Plan as follows:

Individual
Base		Target		Bonus		Individual		Bonus
Salary	X	Bonus	X	Payout	X	Payout	=	Payout
		Percentage		Factor		Factor

For purposes of this calculation, the Bonus Payout is calculated on a quarterly basis (using Base Salary for that quarter) and paid semi-annually after the end of the second and fourth fiscal quarters. The Individual Payout Factor is applied only at the end of the year to the sum of the four quarterly bonus payout amounts, if the Compensation Committee considers it to be appropriate.

Individual Target Bonus Percentages.  The Compensation Committee establishes Individual Target Bonus Percentages as part of its annual review of each executive’s compensation. The Compensation Committee established the following target bonuses, as a percentage of base salary, for the Named Executive Officers in 2008, which are the same as their target bonuses for 2007:

•	Mr. Fishman — 160%

•	Mr. McDonough — 75%

•	Mr. Marshall — 75%

•	Mr. McAdam — 75%

•	Mr. Roche — 75%

The Compensation Committee set these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total compensation (consisting of salary, bonus and equity award) at approximately the 50th percentile of the 2007 Peer Group. In particular, by fixing Mr. Fishman’s target at 160% and not increasing his base salary through 2010, the Compensation Committee ensured that most of his total compensation would be based upon the Company’s and Mr. Fishman’s performance. In originally determining Mr. Fishman’s target bonus percentage, the Compensation Committee took into account the fact that, under his long-term retention agreement, he participates in a cash-based incentive plan and is not eligible for equity-based awards until at least the end of fiscal 2010, as discussed under “Agreements with Mr. Fishman” below. The Compensation Committee also maintained the target bonus percentages for the other Named Executive Officers at the same levels as in the prior year because their total cash compensation, after taking into account the salary increases discussed above, were within the ranges of total cash compensation at the 50th percentile in the 2007 Peer Group.

Bonus Payout Factor.  The Compensation Committee bases the Bonus Payout Factor on our OPBT (operating profit before taxes) as a percentage of revenue for the applicable quarterly bonus period. The Compensation Committee selected OPBT as a measure of Company performance because OPBT directly links incentive payments to Company profitability and we have the goal of enabling employees to share in our profitability. In addition, payments based on OPBT are not fixed costs, like some other performance measures, but are variable and paid only if we are profitable. The Compensation Committee may adjust the OPBT in its sole discretion to include or exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Compensation Committee annually sets the OPBT targets, which are equally applicable to our executives under the Executive Bonus Plan and all of our non-executive employees under our profit sharing plan. We measure performance against those OPBT targets on a quarterly basis, applying the corresponding Bonus Payout Factor to Base Salary for that quarter, and pay the bonus amounts on a semi-annual basis after the end of the second and fourth quarters.

During fiscal 2008, we used the following table to determine the bonus payout factor for each quarter:

Company Performance (OPBT/Revenue)	Achievement Level	Bonus Payout Factor

12%	Below Target	0%
22.5%	Target	100%
31%	Exceeds Target	200%
36%	Maximum	300%

In the event that in any quarter Company OPBT exceeds the target level, the bonuses increase from 100% to 300% so that as OPBT increases over the target level, the bonus payout factor increases correspondingly. For fiscal 2008, the Company’s OPBT and Bonus Payout Factor for each quarter were as follows:

Period	Actual OPBT/Revenue	Bonus Payout Factor

Q1	23.8%	115%
Q2	24.2%	120%
Q3	24.5%	124%
Q4	24.8%	127%

The OPBT for fiscal 2008 was calculated excluding restructuring-related expenses in the fourth quarter as well as certain divestiture-related expenses. Our Compensation Committee believes these limited exclusions are necessary because we do not expect these expenses to be ongoing future operating expenses and their exclusion facilitates an appropriate comparison of our current operating performance to our past operating performance.

Individual Payout Factor.  Each participant in the 2008 Executive Bonus Plan, other than Messrs. Stata and Fishman, was also eligible to have his or her award under this plan increased by an additional Individual Payout Factor. Messrs. Stata and Fishman are not eligible for the additional Individual Payout Factor and their bonuses are calculated using only the Bonus Payout Factor used for all other Analog Devices employees.

The Individual Payout Factor can increase the calculated bonus payment for executives by up to 30% based on superior business performance attributable to the executives’ individual efforts. At the end of the fiscal year, the Chief Executive Officer reviews and assesses the performance of each of the Named Executive Officers with respect to his goals and makes recommendations to the Compensation Committee. The Committee then, in its discretion, determines whether there is extraordinary performance justifying the application of an Individual Payout Factor for applicable Named Executive Officers. In evaluating whether the Company and the individual have achieved extraordinary business performance, the Compensation Committee may consider, among other things, the significant overachievement of revenue and profitability goals for the executives’ respective businesses under the Company’s annual business plan, as well as the achievement of extraordinary individual non-financial results that contributed positively to our performance. For fiscal 2008, the Compensation Committee determined that the quarterly Bonus Payout Factors accurately reflected our strong business performance and therefore made no further adjustments to any Named Executive Officer’s compensation using the Individual Payout Factor.

The actual bonus payments for the Named Executive Officers under the 2008 Executive Bonus Plan appear in the Summary Compensation Table below.

2009 Executive Bonus Plan

In December 2008, the Compensation Committee approved the terms of the 2009 Executive Bonus Plan, which were the same as the 2008 Executive Bonus Plan described above. The individual target bonus percentages and OPBT targets remained the same for fiscal 2009 as they were in fiscal 2008. Achievement of the bonus payout factor and individual payout factor for fiscal 2009 will be determined based upon 2009 performance.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We currently have one plan, the 2006 Stock Incentive Plan, as amended, or the 2006 Plan, under which we grant equity awards. The 2006 Plan permits us to grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of Analog. The 2006 Plan does not permit us to grant options with exercise prices below the fair market value of our common stock on the date on which the options are granted. We believe that our option program is critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

Our executive officers’ total compensation includes long-term incentives afforded by stock options and, to a lesser extent, stock-based awards such as restricted stock units. The purpose of our equity compensation program and our use of stock options is to reinforce the mutuality of long-term interests between our employees and our shareholders and to assist in attracting and retaining important key executives and employees who are essential to our success.

All of our stock options have a term of ten years, and they generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. We believe that meaningful vesting periods encourage recipients to remain with the Company over the long-term and, because the value of the awards is based on our stock price, stock options encourage recipients to achieve longer-term goals, such as strategic growth, business innovation and shareholder return. In general, employees whose employment terminates (other than for death or disability) before the award fully vests forfeit the unvested portions of these awards. While we believe that our longer vesting periods serve our employee retention goals, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

We annually set a goal to keep the shareholder dilution related to our equity ownership program to a certain percentage, net of forfeitures. This dilution percentage is calculated as the total number of shares of common stock underlying new option grants made during the year, net of management’s estimated forfeitures and cancellations for the year, divided by the total number of outstanding shares of our common stock at the beginning of the year. For fiscal 2008, our net dilution percentage was −0.8%, compared to 4.0% for our 2008 Peer Group. Our 2008 net dilution percentage was significantly lower than that of our 2008 Peer Group due to the divestitures of our CPU voltage regulation and PC thermal monitoring product line and our cellular handset radio and baseband chipset operations during 2008, which resulted in the forfeiture of a large number of equity awards held by employees associated with those businesses. In addition, this low percentage reflects our efforts to reduce the impact of stock option compensation expense on our financial statements by granting fewer equity awards.

In 2008, the Compensation Committee authorized grants of options to the Named Executive Officers, as follows:

•	Mr. Marshall — 50,000 shares

•	Mr. McAdam — 50,000 shares

•	Mr. Roche — 80,000 shares.

In granting these options, the Compensation Committee considered the equity compensation levels of comparable executives at the 2007 Peer Group companies, as well as the number of shares of Company stock and stock options that each of the executives already held. The Compensation Committee authorized these grants because the existing equity grants of Messrs. Marshall, McAdam and Roche, valued on a Black-Scholes basis on their grant date of January 3, 2008, had a value significantly below the 50th percentiles of comparable equity grants shown in the 2007 Peer Group survey. Mr. Fishman did not receive an equity award during 2008 because under his long-term retention agreement, Mr. Fishman participates in a cash-based incentive plan and is not eligible for equity-based awards until at least November 14, 2010, as discussed under “Agreements with Mr. Fishman” below. Mr. McDonough announced his intention to retire in fiscal 2008, and therefore the Compensation Committee decided not to grant him an equity award during 2008.

In 2006, we established stock ownership guidelines for our executive officers. Under the guidelines, the target share ownership levels are two times the annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. Executives other than the CEO have five years to achieve the targeted level. The CEO has three years to achieve the targeted level. We believe all of our executives will meet their stock ownership guidelines in the required time frame. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines.

We prohibit all hedging transactions or “short sales” involving Company securities by our employees, including our executives.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees.

In the United States, under our 401(k) plan, we contribute to the plan on behalf all participants, including our Named Executive Officers, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to IRS limits.

We maintain a program under which we provide employees who are eligible to participate in the 401(k) plan and whose compensation is greater than the amount that may be taken into account in any plan year as a result of the limits of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, with a payment equal to 8% of the employee’s compensation in excess of the IRS limit. We established the plan to provide the same employee matching contribution described above to our higher-paid employees to the extent their compensation levels exceed the IRS 401(k) contribution limits.

We maintain a Deferred Compensation Plan under which our executive officers and directors, along with a group of highly compensated management and engineering employees, or fellows, are eligible to defer receipt of some or all of their cash compensation. Under our Deferred Compensation Plan, we also provide all participants (other than non-employee directors) with matching contributions equal to 8% of eligible contributions. We offer the Deferred Compensation Plan to give these employees the opportunity to save for retirement on a tax-deferred basis. See ‘‘— Non-Qualified Deferred Compensation Plan” below.

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. This plan is consistent with defined-benefit pension plans commonly offered in Ireland and, because our Irish executives are ineligible to participate in our U.S.-based 401(k) plan, we make this comparable plan available to them. This plan is described more fully below under “— Pension Benefits.”

The ADBV Executive Investment Partnership Plan is a defined-contribution plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. This plan is consistent with defined-contribution plans commonly offered in Ireland, and because our Irish executives are ineligible to participate in our U.S.-based 401(k) plan, we make this comparable plan available to them. Under this plan, we will match employee contributions to the ADBV Executive Investment Partnership Plan, up to a maximum of 4% of their annual salary, subject to limits established by the Irish tax authorities.

Limited Perquisites

We offer very few perquisites to executive officers. The only perquisites that we provided to our executives in 2008 were automobiles for Messrs. Marshall and McAdam and tax and estate planning services for Mr. Fishman, which are detailed in the Summary Compensation Table below.

Related Policies and Considerations

Agreements with Mr. Fishman

On November 14, 2005, we entered into an employment agreement with Mr. Fishman. Under the employment agreement, we agreed to continue to employ Mr. Fishman, and Mr. Fishman agreed to continue to serve, as our President and Chief Executive Officer for a term of five years. The employment agreement provides for an annual base salary subject to potential future increase by the Compensation Committee, and provides for the payment of annual bonuses and, until we entered into the 2007 long-term retention agreement described below, annual equity incentive awards as determined by the Compensation Committee. The employment agreement further required the Company to seek to establish a long-term retention arrangement for Mr. Fishman.

In October 2007, we entered into a long-term retention agreement with Mr. Fishman, or the 2007 retention agreement. The Compensation Committee designed this agreement to provide appropriate long-term incentives linking Mr. Fishman’s compensation directly to our annual performance and also to encourage Mr. Fishman to remain as Chief Executive Officer through at least November 14, 2010, or the retention period. The incentives provided in the 2007 retention agreement are based on the Company’s operating profit before taxes, or OPBT, and are in lieu of any future equity awards to Mr. Fishman during the retention period. OPBT is the same performance measure that the Compensation Committee uses to determine the Executive Bonus Plan described above as well as the bonuses we pay to all Analog Devices employees under the profit sharing plan.

The terms of the 2007 retention agreement are described below under “— Retention, Employment and Other Agreements.” For fiscal 2008, the amount credited to Mr. Fishman’s account was $3,624,058, which was based on the Company achieving an average OPBT level of 24.3% compared to its OPBT target of 22.5%. Amounts under the agreement will only be payable to Mr. Fishman if he remains employed by us through November 14, 2010.

The Compensation Committee approves our executive bonus plan for each fiscal year and establishes, in its sole discretion, the specific metrics applicable to the calculation of Mr. Fishman’s annual bonus, which may vary from year to year. Mr. Fishman’s annual bonus target percentage under each executive bonus plan during the retention period is 160% of his then annual base salary.

In establishing the terms of this arrangement, the Compensation Committee, with the assistance of PMP, reviewed the total compensation packages of chief executive officers in the 2007 Peer Group. The Compensation Committee decided, based on this review, that Mr. Fishman’s total annualized compensation during the term of the agreement, including payments under the agreement, would be slightly below the 50th percentile of the comparable total compensation for chief executive officers in the 2007 Peer Group if the Company performed according to its annual bonus plan goals. Mr. Fishman would have the opportunity to achieve compensation significantly higher than the 50th percentile if the Company’s performance exceeded its annual bonus plan goals.

See “— Retention, Employment and Other Agreements” below for additional information about the terms of Mr. Fishman’s employment agreement and his 2007 retention agreement.

Severance, Retention and Change in Control Benefits

We enter into change in control employee retention agreements with each of our executive officers and other key employees of the Company. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors. We designed the change in control employee retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of the Company and our shareholders, without having to be concerned about their future employment. These agreements also help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the basis for selecting events triggering payments under the agreements. The Compensation Committee also considered the benefit of the releases of claims that we would receive in exchange from the executive prior to the receipt of severance amounts.

In fiscal 2008, the Compensation Committee asked PMP, its compensation consultant, to review our severance, retention and change in control arrangements. PMP advised the Compensation Committee that our arrangements were consistent with market practice among its 2007 Peer Group. See “— Retention, Employment and Other Agreements” below for additional information about these agreements.

In addition, under our 2006 Stock Option Plan, in the event of a change in control, all of our employees, including our Named Executive Officers (except Mr. Fishman), would have one-half of the shares of common stock subject to their then outstanding unvested options accelerate and become immediately exercisable. The remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules, provided that any remaining unvested options would vest and become exercisable if, on or prior to the first anniversary of the change in control, the employee is terminated without “cause” or for “good reason” (as defined in the plan). Under Mr. Fishman’s employment agreement, all of his unvested outstanding stock options would become fully vested and exercisable in full at the time of any termination by the Company without cause or by Mr. Fishman for good reason, each as defined in the agreement. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below.

Stock Option Grant Date Policy

We will not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so. The Compensation Committee has adopted the following specific policies regarding the grant dates of stock options and stock-based awards, which we refer to as awards, for our executive officers and employees:

•	New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that the NYSE is open). The exercise price of all new hire awards equals the closing price of our common stock on the grant date.

•	Annual Grants: The Compensation Committee approves the annual award grants to our executive officers and employees at one or more meetings held after we file our Annual Report on Form 10-K and before December 31. The grant date of all annual awards is the 2nd business day following January 1 that the NYSE is open. The Compensation Committee has decided to fix the grant date of the annual awards in early January because it follows the conclusion of both our worldwide annual employee compensation review process and the December holiday season and thereby allows us to complete in a timely and efficient manner the numerous administrative and accounting requirements associated with the annual awards. The exercise price of all annual awards equals the closing price of our common stock on the grant date.

•	Other Grants: All other awards granted to existing executive officers and employees throughout the year (“off-cycle awards”) have a grant date of either: (1) the 15th day of the month (or the next succeeding business day that the NYSE is open) in which the award is approved, if the approval occurs before the 15th, or (2) the 15th day of the following month (or the next succeeding business day that the NYSE is open), if the approval occurs after the 15th day of the month. The exercise price of all off-cycle awards equals the closing price of our common stock on the grant date.

•	Blackout Periods: We do not grant off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end on the third business day after we announce our quarterly earnings.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the other executive officers whose compensation is required to be disclosed to our shareholders under the Securities and Exchange Act of 1934 by reason of being among our most highly compensated officers (excluding the Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers, except cash bonus awards, in a manner that is intended to avoid the disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

Our Named Executive Officers also have change in control employee retention agreements which contain provisions regarding Section 280G of the Internal Revenue Code. In addition, they are eligible to participate in our

Deferred Compensation Plan, which contains provisions regarding Section 409A of the Internal Revenue Code. See “— Retention, Employment and Other Agreements” below for additional information about these arrangements.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and all predecessor plans in accordance with the requirements of SFAS 123R.

Summary Compensation

The following table contains certain information about the compensation that our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers earned in fiscal 2008 and fiscal 2007. We refer to these executive officers collectively as our Named Executive Officers.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred
					Option	Plan	Compensation	All Other
	Fiscal	Salary		Bonus	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	$(1)		($)	($)(2)	($)(3)	($)(4)(5)	($)		($)

Jerald G. Fishman	2008	930,935		—	2,147,315	1,812,030	—	3,715,294	(6)(8)	8,605,574
President and Chief Executive Officer	2007	948,838		—	3,992,884	1,317,632	—	5,089,642	(6)(8)	11,348,996
Joseph E. McDonough*	2008	407,357	(9)	—	682,555	372,487	—	32,589	(6)	1,494,988
Vice President, Finance and Chief Financial Officer	2007	386,019		—	959,323	250,830	—	30,882	(6)	1,627,054
Robert R. Marshall	2008	394,748		—	529,223	359,900	—	137,175	(7)	1,421,046
Vice President, Worldwide Manufacturing	2007	378,688		—	762,534	241,242	—	132,881	(7)	1,515,345
Robert P. McAdam	2008	394,748		—	506,013	359,900	—	129,826	(7)	1,390,487
Vice President and General Manager, Analog Semiconductor Components	2007	378,688		—	738,878	241,242	—	130,093	(7)	1,488,901
Vincent T. Roche	2008	383,484		—	589,309	350,218	2,963	31,679	(6)	1,357,653
Vice President, Worldwide Sales	2007	358,562		—	753,828	232,895	2,294	28,685	(6)	1,376,264

*	Mr. McDonough retired as our Chief Financial Officer effective January 12, 2009 and on that same date, David A. Zinsner became our Vice President, Finance and Chief Financial Officer.

(1)	Represents amount earned in fiscal years 2008 and 2007, respectively. Fiscal 2008 was a 52-week fiscal year. Fiscal 2007 was a 53-week fiscal year. With respect to Messrs. Marshall and McAdam, salaries are denominated in U.S. dollars but are paid monthly in Euros. The Euro equivalent is calculated by using the prior month’s average exchange rate.

(2)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the dollar amount recognized by us in fiscal 2008 and fiscal 2007, respectively, for financial reporting purposes, in accordance with SFAS 123R, related to grants of options to each listed officer, which may include amounts related to grants made in years prior to fiscal 2008. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer during fiscal years 2008 or 2007. The SFAS 123R value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested.

The following table includes the assumptions used to calculate the compensation expense reported for fiscal years 2008 and 2007 on a grant by grant basis.

				Assumptions
		Shares	Exercise		Expected	Risk-Free	Dividend	2007	2008
	Grant	Granted	Price	Volatility	Life	Interest	Yield	Expense	Expense
Name	Date	(#)	($)	(%)	(Years)	Rate (%)	(%)	($)	($)

Jerald G. Fishman	1/22/2002	530,000	41.05	69.940	5.22	4.189	0	230,700	—
	9/24/2002	500,000	19.89	71.020	5.22	2.695	0	278,387	—
	12/10/2003	400,000	45.27	69.315	5.76	3.480	0.350	1,847,877	867,608
	12/07/2004	400,000	37.70	27.040	5.00	3.600	0.637	1,144,526	689,385
	1/04/2007	250,000	33.41	30.496	5.10	4.610	2.155	491,394	590,322
Joseph E. McDonough	1/22/2002	80,000	41.05	69.940	5.22	4.189	0	34,823	—
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542	—
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280	140,986
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986	112,025
	12/06/2005	50,000	39.44	28.640	5.00	4.420	1.217	197,134	193,415
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	196,558	236,129
Robert R. Marshall	1/22/2002	80,000	41.05	69.940	5.22	4.189	0	34,823	—
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542	—
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280	140,986
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986	112,025
	12/06/2005	50,000	39.44	28.640	5.00	4.420	1.217	118,280	116,049
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	78,623	94,452
	1/03/2008	50,000	29.91	32.160	5.10	3.260	2.407	N/A	65,711
Robert P. McAdam	1/22/2002	80,000	41.05	69.940	5.22	4.189	0	34,823	—
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542	—
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280	140,986
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986	112,025
	12/06/2005	40,000	39.44	28.640	5.00	4.420	1.217	94,624	92,839
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	78,623	94,452
	1/03/2008	50,000	29.91	32.160	5.10	3.260	2.407	N/A	65,711
Vincent T. Roche	1/22/2002	60,000	41.05	69.940	5.22	4.189	0	26,117	—
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542	—
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280	140,986
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986	112,025
	12/06/2005	50,000	39.44	28.640	5.00	4.420	1.217	118,280	116,049
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	78,623	94,452
	1/03/2008	80,000	29.91	32.160	5.10	3.260	2.407	N/A	125,797

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended November 1, 2008.

(3)	We paid these amounts pursuant to the terms of our 2008 Executive Bonus Plan, and we based all of the bonus payments on our operating profits before tax. Messrs. Marshall’s and McAdam’s amounts above are denominated in U.S. dollars, but we pay them in Euros. We calculate the Euro equivalent by using the prior month’s average exchange rate for each of the three months within the quarter in which the bonus is earned. See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under this plan.

(4)	This column does not include an aggregate decrease in the actuarial present value under the Analog Devices B.V. Executive Pension Plan during fiscal 2008 for Messrs. Marshall, McAdam and Roche of $214,198, $195,452, and

$76,138, respectively, and during fiscal 2007 for Messrs. Marshall, McAdam and Roche of $102,628, $66,552 and $25,933, respectively. Their pensions are denominated in Euros. We calculated the U.S. Dollar amount for fiscal 2008 using the exchange rate as of November 1, 2008, or 0.7854 Euro per U.S. dollar and for fiscal 2007 using the exchange rate as of November 3, 2007, or 0.6941 Euro per U.S. dollar.

(5)	Mr. Roche’s amount above represents the above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans. The amounts reflect only the interest earned in excess of the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate, under the fixed-rate investment option on account balances under our Deferred Compensation Plan. SEC regulations consider the “market rate” to be 120% of the applicable federal long-term rate, or AFR. We calculated the earnings credited to participants electing the fixed-rate investment option for fiscal 2008 using an average rate of 6.58% and 120% of the AFR was 5.71% and for fiscal 2007 using an average rate of 6.43% and 120% of the AFR was 5.66%. The total amount of interest credited to Mr. Roche’s deferred compensation account in fiscal 2008 and fiscal 2007 was $28,799 and $25,640, respectively. See “— Non-Qualified Deferred Compensation” below.

(6)	With respect to Messrs. Fishman, McDonough and Roche, these amounts reflect pro-rated amounts that we contributed or accrued with respect to each fiscal year under our retirement arrangements, each of which is calendar-year based, including amounts contributed to the accounts of each of these participants under The Investment Partnership Plan of Analog Devices based on annual compensation up to the applicable compensation limit under this plan, plus additional amounts based on annual compensation in excess of this limit that was either contributed to the participant’s account under our Deferred Compensation Plan or paid directly to the executive officer. Amounts in fiscal 2008 for Mr. Roche include $1,000 that we contributed to his healthcare savings account. Amounts in fiscal 2008 for Mr. Fishman also include $9,785 for tax planning services and $6,976 for estate planning services, including $6,998 for reimbursement of taxes assessed with respect to these amounts. In fiscal 2007, amounts for Mr. Fishman also include $6,009 paid to Mr. Fishman in connection with our Employee Service Award Program and $7,725 for tax planning services, including $3,225 for reimbursement of taxes with respect to those amounts.

(7)	The amounts for Messrs. Marshall and McAdam in fiscal 2008 include $98,345 and $98,270, respectively, which we contributed under our retirement arrangements including the Analog Devices B.V. Executive Pension Plan and the ADBV Executive Investment Partnership Plan. For fiscal 2007, the amounts include $97,988 and $97,869 for Mr. Marshall and Mr. McAdam, respectively, contributed by us under our retirement arrangements including the Analog Devices B.V. Executive Pension Plan and the ADBV Executive Investment Partnership Plan. These amounts also include $38,830 and $34,893 for Mr. Marshall and $31,556 and $32,223 for Mr. McAdam for fiscal 2008 and 2007, respectively, for repairs, gas, tax and insurance related to their use of Company-owned automobiles. These automobile costs are incurred in Euros. The U.S. dollar equivalent reflected in the table above is calculated by using the average yearly exchange rate, or 0.6700 Euro per U.S. dollar for fiscal 2008 and 0.7426 Euro Per U.S. dollar for fiscal 2007.

(8)	These amounts include $3,624,058 and $5,000,000 in fiscal 2008 and fiscal 2007, respectively, that is payable to Mr. Fishman under his 2007 retention agreement if he remains employed by the Company through November 14, 2010. See “— Retention, Employment and Other Agreements” below.

(9)	While Mr. McDonough’s base salary rate of $423,651 was not increased during 2008, the amounts reflected in this column for Mr. McDonough reflect the fact that Mr. McDonough was on a reduced schedule during a portion of both 2007 and 2008.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table presents information on plan-based awards in fiscal 2008 to the officers named in the Summary Compensation Table:

						All Other		Grant
						Option		Date
						Awards:	Exercise	Fair Value
						Number of	Price of	of Stock
			Estimated Possible Payouts Under			Securities	Option	and
			Non-Equity Incentive Plan Awards(1)			Underlying	Award	Option
	Grant	Approval	Threshold	Target	Maximum	Options	($ Per	Awards
Name	Date(2)	Date	($)	($)	($)	(#)(3)	Share)(4)	($)(5)

Jerald G. Fishman	N/A		0	1,489,496	4,468,488
Joseph E. McDonough	N/A		0	305,518	1,191,519
Robert R. Marshall	N/A		0	296,061	1,154,636
	1/03/2008	12/20/2007				50,000	29.91	395,785
Robert P. McAdam	N/A		0	296,061	1,154,636
	1/03/2008	12/20/2007				50,000	29.91	395,785
Vincent T. Roche	N/A		0	287,613	1,121,691
	1/03/2008	12/20/2007				80,000	29.91	633,256

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our 2008 Executive Bonus Plan, respectively. The actual amounts we paid are reflected in the Summary Compensation Table and were as follows:

Actual Payout under
Non-Equity Incentive
Name	Plans for Fiscal Year 2008

Jerald G. Fishman	$1,812,030
Joseph E. McDonough	$372,487
Robert R. Marshall	$359,900
Robert P. McAdam	$359,900
Vincent T. Roche	$350,218

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our 2008 Executive Bonus Plan.

(2)	Under our stock option grant date policy, the grant date of our annual equity awards is the second business day following January 1 that the NYSE is open.

(3)	Represents options granted pursuant to our 2006 Stock Incentive Plan on January 3, 2008. These options become exercisable, so long as the executive continues to be employed with us, in five equal installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(4)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(5)	The grant date fair value of each of these options was $7.9157 per share and was computed using a Black-Scholes valuation methodology pursuant to SFAS 123R. We estimated the grant date fair value of these options using the following assumptions: 3.260% risk free interest rate; 2.407% dividend yield; 32.160% expected volatility; and a 5.1-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

After the end of fiscal 2008, on January 5, 2009, we granted the following stock options to our officers named in the Summary Compensation Table, in each case at an exercise price of $19.57 per share:

Number of Shares
Underlying
Name	Options Granted

Jerald G. Fishman	—
Joseph E. McDonough	—
Robert R. Marshall	75,000
Robert P. McAdam	75,000
Vincent T. Roche	90,000

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information with respect to outstanding stock options held by the officers named in the Summary Compensation Table as of November 1, 2008:

		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options (#)	Option	Option
	Options (#)	Unexercisable	Exercise	Expiration
Name	Exercisable	(1)	Price ($)	Date(3)

Jerald G. Fishman	600,000	—	28.97 (2)	12/30/2009
	600,000	—	44.50	12/10/2010
	13,964	—	48.27 (2)	07/18/2011
	530,000	—	41.05	01/22/2012
	500,000	—	19.89	09/24/2012
	266,666	133,334	45.27	12/10/2013
	133,333	266,667	37.70	12/07/2014
	62,500	187,500	33.41	01/04/2017

Joseph E. McDonough	110,000	—	28.75	12/30/2009
	90,000	—	44.50	12/10/2010
	545	—	45.90	06/01/2011
	6,052	—	39.06	07/18/2011
	80,000	—	41.05	01/22/2012
	40,000	—	19.89	09/24/2012
	43,333	21,667	45.27	12/10/2013
	21,666	43,334	37.70	12/07/2014
	20,000	30,000	39.44	12/06/2015
	25,000	25,000	33.41	01/04/2017

Robert R. Marshall	70,000	—	28.75	12/30/2009
	90,000	—	44.50	12/10/2010
	545	—	45.90	06/01/2011
	4,725	—	39.06	07/18/2011
	80,000	—	41.05	01/22/2012
	683	—	36.62	05/31/2012
	40,000	—	19.89	09/24/2012
	382	—	37.38	06/02/2013
	43,333	21,667	45.27	12/10/2013
	517	—	48.41	06/01/2014
	21,666	43,334	37.70	12/07/2014
	675	—	37.04	06/01/2015
	20,000	30,000	39.44	12/06/2015
	10,000	40,000	33.41	01/04/2017
	—	50,000	29.91	01/03/2018

		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options (#)	Option	Option
	Options (#)	Unexercisable	Exercise	Expiration
Name	Exercisable	(1)	Price ($)	Date(3)

Robert P. McAdam	110,000	—	28.75	12/30/2009
	90,000	—	44.50	12/10/2010
	545	—	45.90	06/01/2011
	4,725	—	39.06	07/18/2011
	80,000	—	41.05	01/22/2012
	683	—	36.62	05/31/2012
	80,000	—	19.89	09/24/2012
	278	—	37.38	06/02/2013
	43,333	21,667	45.27	12/10/2013
	517	—	48.41	06/01/2014
	21,666	43,334	37.70	12/07/2014
	675	—	37.04	06/01/2015
	16,000	24,000	39.44	12/06/2015
	10,000	40,000	33.41	01/04/2017
	—	50,000	29.91	01/03/2018

Vincent T. Roche	55,000	—	28.75	12/30/2009
	40,000	—	44.50	12/10/2010
	30,000	—	32.78	04/02/2011
	534	—	45.90	06/01/2011
	3,672	—	39.06	07/18/2011
	60,000	—	41.05	01/22/2012
	669	—	36.62	05/31/2012
	60,000	—	19.89	09/24/2012
	656	—	37.38	06/02/2013
	43,333	21,667	45.27	12/10/2013
	517	—	48.41	06/01/2014
	21,666	43,334	37.70	12/07/2014
	675	—	37.04	06/01/2015
	20,000	30,000	39.44	12/06/2015
	10,000	40,000	33.41	01/04/2017
	—	80,000	29.91	01/03/2018

(1)	The remaining unexercised options held by these officers vest, subject to continued employment, as follows:

		Jerald G.	Joseph E.	Robert R.	Robert P.	Vincent T.
Grant Date	Vest Date	Fishman	McDonough	Marshall	McAdam	Roche

12/10/2003	12/10/2008	133,334	21,667	21,667	21,667	21,667

12/07/2004	12/07/2008	133,333	21,667	21,667	21,667	21,667
	12/07/2009	133,334	21,667	21,667	21,667	21,667

12/06/2005	12/06/2008	—	30,000	10,000	8,000	10,000
	12/06/2009	—	—	10,000	8,000	10,000
	12/06/2010	—	—	10,000	8,000	10,000

01/04/2007	01/04/2009	62,500	25,000	10,000	10,000	10,000
	01/04/2010	62,500	—	10,000	10,000	10,000
	01/04/2011	62,500	—	10,000	10,000	10,000
	01/04/2012	—	—	10,000	10,000	10,000

01/03/2008	01/03/2009	—	—	10,000	10,000	16,000
	01/03/2010	—	—	10,000	10,000	16,000
	01/03/2011	—	—	10,000	10,000	16,000
	01/03/2012	—	—	10,000	10,000	16,000
	01/03/2013	—	—	10,000	10,000	16,000

(2)	On June 13, 2008, 600,000 options granted to Mr. Fishman on November 30, 1999 at an exercise price per share of $28.75 were amended to adjust the exercise price per share to $28.97. On June 13, 2008, 13,964 options granted to Mr. Fishman on July 18, 2001 at an exercise price per share of $39.06 were amended to adjust the exercise price per share to $48.27.

(3)	The expiration date of each award is ten years after its grant date.

Option Exercises During Fiscal 2008

The following table contains information about the exercise of stock options during the fiscal year ended November 1, 2008 by each of our officers named in the Summary Compensation Table:

	Option Awards
	Number of Shares Acquired	Value Realized Upon Exercise
Name	Upon Exercise (#)	($)(1)

Jerald G. Fishman	600,000	14,502,000
Joseph E. McDonough	40,000	614,164
Robert R. Marshall	—	—
Robert P. McAdam	140,000	2,891,250
Vincent T. Roche	—	—

(1)	Value represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share of that award, multiplied by the number of shares acquired on exercise.

Pension Benefits

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Mr. Roche previously worked for Analog Devices B.V., our Irish subsidiary, and has accumulated a benefit under this plan. He is currently a U.S. employee and therefore is not an active member of the plan. This plan is consistent with defined-benefit pension plans commonly offered in Ireland and, because our Irish executives are not eligible to participate in our U.S.-based 401(k) plan, we make this comparable plan available to them.

A participant in this pension plan will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or the termination date, if earlier. “Pensionable salary” at any date is the salary on that date less an amount equal to one and one-half times the State Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is the period of service of the participant with us up to the earliest to occur of the following: the normal retirement date, the date of the participant’s retirement or the date on which the participant’s service with us terminates. The normal retirement date under the pension plan is the last day of the month in which a participant attains his or her 65th birthday.

As part of their employment arrangements with us, Messrs. Marshall and McAdam will be, if they were to retire at age 60, entitled to have their pension benefits increased to two-thirds of final pensionable salary. However, their benefits under the pension plan will be pro rated based on their years of service with us if they retire before age 60. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table above.

The following table sets forth the estimated present value of accumulated pension benefits for the officers named in the Summary Compensation Table as of November 1, 2008:

			Present Value of
		Number of Years	Accumulated Benefit
Name	Plan Name	Credited Service (#)(1)	($)(2)(3)

Jerald G. Fishman	N/A	N/A	N/A
Joseph E. McDonough	N/A	N/A	N/A
Robert R. Marshall	The Analog Devices B.V.	33	1,743,565
	Executive Pension Plan
Robert P. McAdam	The Analog Devices B.V.	36	2,341,761
	Executive Pension Plan
Vincent T. Roche	The Analog Devices B.V.	5	128,733
	Executive Pension Plan

(1)	The number of credited years of service is greater than the amount of actual years of service for Messrs. Marshall and McAdam by 8 years and 12 years, respectively. The additional years of service represent the prorated amount of additional service years they will be granted once they reach age 60 and are entitled to receive full benefits under the plan. The number of credited years of service is equal to the amount of actual years of service for Mr. Roche.

(2)	The present value of accumulated benefit for each of Messrs. Marshall, McAdam and Roche is 1,369,396 Euro, 1,839,219 Euro and 101,107 Euro, respectively. We calculated the U.S. Dollar amount reflected in the table using the exchange rate as of November 1, 2008, or 0.7854 Euro per U.S. dollar.

(3)	The assumptions and valuation methods that we used to calculate the present value of the accumulated pension benefits shown are the same as those that we use for financial reporting purposes. The calculations use a discount rate of 6.50%, a standard mortality table that assumes male members live approximately 23 years after the assumed retirement age and female members live approximately 26 years after the assumed retirement age, inflation of 2.50%, a normal retirement age of 60, and salary increases of 3.5% per annum.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, are eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, director fees and Company matching contributions. Before January 1, 2005, participants could also defer gains on stock options and restricted stock that were granted before July 23, 1997. We have operated the DCP in a manner we believe is consistent with Internal Revenue Service guidance regarding nonqualified deferred compensation plans.

Each year, we credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Participants have elected to invest most of their DCP balances in a fixed-rate investment option that provides for a return based on the Moody’s Baa index. We calculated the earnings credited to participants electing the fixed-rate investment option for fiscal 2008 using an average interest rate of 6.58%. Effective January 1, 2009, we discontinued offering the Moody’s Baa index as an investment alternative under the DCP.

Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for the Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. To the extent possible, we invest in the same investment alternatives that the DCP participants select for their DCP balances. As a result, a small portion of these assets are invested in mutual funds. Since most participants have selected a fixed-rate investment option, the remaining portion of these assets are invested in high-quality, short-term interest-bearing instruments.

Participants whose employment with us terminates due to retirement after reaching age 62, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment.

Messrs. Fishman, McDonough, Marshall and McAdam do not participate in the Non-Qualified Deferred Compensation Plan. The following table shows the non-qualified deferred compensation activity for Mr. Roche during fiscal 2008:

	Executive	Analog Devices	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal	Withdrawals/	Fiscal Year
Name	($)(1)	($)(2)	Year ($)(3)	Distributions ($)	End ($)

Vincent T. Roche	16,392	1,312	28,799	—	478,961

(1)	These amounts are included in the Summary Compensation Table above in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.

(3)	In accordance with SEC regulations, we have reported only a portion of these amounts in the Summary Compensation Table in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column. We calculated the earnings credited to the accounts of participants electing the fixed-rate investment option for fiscal 2008 using an average interest rate of 6.58%.

Retention, Employment and Other Agreements

We enter into change in control employee retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•	within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•	within 12 months after a change in control that was not approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control employee retention agreements, a “change in control” occurs when:

•	any person becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	our shareholders approve specified mergers of the Company with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of the Company’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board:

•	a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our Named Executive Officers) of the sum of the employee’s annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination; and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

In addition, if payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the potential change in control occurs. The Compensation Committee annually reviews these agreements, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

For other employees and senior management who are not parties to change in control employee retention agreements, we have change in control policies in place that provide for lump-sum severance payments, based on length of service with us, if the employee’s employment terminates under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary. In addition to this payment, senior management employees with at least 21 years of service would receive an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination. In addition to the agreements and policies described above, some of our stock option and restricted stock awards provide that the option or award will immediately vest in part or in full upon any change in control of Analog Devices. See “— Potential Payments upon Termination or Change in Control” below.

On November 14, 2005, we entered into an employment agreement with Jerald G. Fishman. Under his employment agreement, as amended, we agreed to continue to employ Mr. Fishman, and Mr. Fishman has agreed to continue to serve, as President and Chief Executive Officer of Analog Devices for a term of five years at an annual base salary of $930,935, subject to potential increase by the Compensation Committee. Mr. Fishman is entitled to annual bonuses and, until we entered into the 2007 long-term retention agreement described below, annual equity incentive awards as determined by the Compensation Committee. The employment agreement also contains non-competition covenants in favor of Analog Devices during Mr. Fishman’s employment and for two years thereafter. The employment agreement provides for severance benefits if we terminate Mr. Fishman’s employment without “cause” or if Mr. Fishman terminates his employment for “good reason,” as each of those terms is defined in his employment agreement in each case after a change in control. These benefits will be paid, following a change in control, only if they are greater than the severance benefits provided under his change in control employee retention agreement. The severance benefits provided under the employment agreement are a lump-sum payment equal to:

•	Mr. Fishman’s base salary at the time of termination plus his target annual bonus (which is the agreed upon percentage of his base salary) for the fiscal year in which termination occurs, multiplied by

•	a number equal to the lesser of (a) three or (b) the number of full years (plus a fraction representing any partial year) remaining in the employment period immediately before his termination.

Mr. Fishman’s employment agreement also provides that if his employment with us is terminated without “cause” or if he resigns for “good reason,” all then unvested outstanding stock options to purchase common stock of Analog Devices held by Mr. Fishman would become fully vested and exercisable in full.

Pursuant to Mr. Fishman’s employment agreement, we and Mr. Fishman entered into a long-term retention agreement on October 22, 2007, or the 2007 retention agreement. Our Compensation Committee designed the agreement to retain Mr. Fishman as our Chief Executive Officer at least through November 14, 2010, or the retention period, which our Board believes is in the best interests of our Company. The 2007 retention agreement provides for annual performance-based cash incentives and is designed to closely align the amounts that Mr. Fishman may earn under that agreement with our performance during the retention period.

The incentives provided in his 2007 retention agreement are in lieu of any additional equity grants to Mr. Fishman during the retention period.

Mr. Fishman’s 2007 retention agreement provides that, so long as his employment with us does not terminate before the end of the retention period, we will credit to an account established for Mr. Fishman under our Deferred Compensation Plan an amount equal to $5,000,000 plus the sum of the following: for each of fiscal 2008, fiscal 2009 and fiscal 2010, an amount equal to the annual bonus earned by Mr. Fishman under our executive bonus plan with respect to such fiscal year, in each case multiplied by two. The maximum amount that will be credited for any particular fiscal year (after applying the multiplier of two) is $5,000,000. No amounts will be paid to Mr. Fishman under this agreement unless he is still employed by us on November 14, 2010.

Our Compensation Committee approves our executive bonus plan for each fiscal year and establishes, in its sole discretion, the specific metrics applicable to the calculation of Mr. Fishman’s annual bonus, which may vary from year to year. Mr. Fishman’s annual bonus target percentage under the executive bonus plan for each fiscal year in the retention period is 160% of his then annual base salary.

If, before November 14, 2010, we terminate Mr. Fishman’s employment without “cause” (as defined in his employment agreement), Mr. Fishman terminates his employment for “good reason” (as defined in his employment agreement), or Mr. Fishman’s employment terminates under circumstances that give rise to severance payments under his change in control employee retention agreement, then we will credit to an account established for Mr. Fishman under our Deferred Compensation Plan an amount (determined in accordance with his 2007 retention agreement) that is equal to the amount that would have been credited if he had remained employed through the end of the retention period and earned annual target bonuses. If his employment terminates due to death or disability, Mr. Fishman will be entitled to a pro rata portion of the bonus accrued under the 2007 retention agreement through the end of the year in which his death or disability occurs. These amounts will not be paid to Mr. Fishman if he receives the severance benefits provided under his employment agreement.

Retention amounts payable under his 2007 retention agreement do not accrue any investment earnings or interest until we credit the retention amounts to an account established for Mr. Fishman under our Deferred Compensation Plan. Amounts credited to the account for Mr. Fishman will be paid to him after his employment with us terminates, according to the terms of our Deferred Compensation Plan, described above.

If payments to Mr. Fishman under his 2007 retention agreement would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, as amended, then we will pay to Mr. Fishman an additional amount such that the net amount Mr. Fishman retains after paying any excise tax and any federal, state or local income or FICA taxes on such additional amounts will be equal to the amount he would have received if the taxes paid pursuant to Sections 280G and 4999 were not applicable.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for each officer named in the Summary Compensation Table, with the exception of Mr. Fishman, are calculated based upon the change-in-control employee retention agreements described above under “— Retention, Employment and Other Agreements.”

Upon a change in control approved by the Board, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer (other than Mr. Fishman) terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

We calculate payments upon a change in control for Mr. Fishman based upon his employment and retention agreements described above, under “— Retention, Employment and Other Agreements.” If, before November 14, 2010, we terminate Mr. Fishman’s employment for cause or Mr. Fishman terminates his employment voluntarily in a situation that does not involve a change of control, then Mr. Fishman would receive his full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to him.

The following table quantifies the amount that would be payable to officers named in the Summary Compensation Table upon termination of their employment under circumstances other than those described above. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or November 1, 2008. The table does not include the accumulated benefit under The Analog Devices B.V. Executive Pension Plan or our Nonqualified Deferred Compensation Plan that would be paid to the officers named in the Summary Compensation Table described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plan,” except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the table does not include the value of vested but unexercised stock options as of November 1, 2008. The actual amounts that would be paid out can only be determined at the time of the executive officer’s termination of employment.

											Termination
											by us without
											Cause or by the
											Named Executive
	Termination by us without Cause or by the Named Executive Officer with Good Reason										Officer with
	Following a Change in Control(1)										Good Reason		Termination by Death(2)
	Joseph E.		Robert R.		Robert P.		Vincent T.		Jerald G.		Jerald G.		Jerald G.		Robert R.	Robert P.
	McDonough		Marshall		McAdam		Roche		Fishman		Fishman		Fishman		Marshall	McAdam

Cash Severance	$1,217,997	(3)	$1,180,297	(3)	$1,180,297	(3)	$1,146,617	(3)	$2,783,496	(4)	$1,895,027	(5)	—		—	—
Cash Bonus	$961,547	(6)	$985,690	(6)	$985,690	(6)	$944,658	(6)	$4,974,321	(4)	$3,032,043	(5)	—		—	—
Value of Accelerated Vesting of Stock Options(7)	—		—		—		—		—		—		—		—	—
Cash Retention Payment	—		—		—		—		$14,200,502	(8)	$14,200,502	(8)	$8,242,518	(9)	—	—
Incremental Pension Benefit(10)	—		—		—		—		—		—		—		$344,805	$344,805
Value of Medical and other Benefits	$25,696	(11)	$11,622	(11)	$10,778	(11)	$25,696	(11)	$20,444	(12)	$20,444	(12)	—		—	—
Excise Tax Gross up	—		—		—		—		—		—		—		—	—
Total	$2,205,240		$2,177,609		$2,176,765		$2,116,971		$21,978,763		$19,148,016		$8,242,518		$344,805	$344,805

(1)	The benefits shown above are also payable if the executive officer voluntarily leaves within 12 months after a change in control that is not approved by our board of directors.

(2)	Mr. Fishman also receives these benefits in the event of termination due to disability.

(3)	Based upon a multiplier of 299% of the executive officer’s base salary.

(4)	After a change in control, Mr. Fishman is eligible to receive severance amounts under his employment agreement or change in control employee retention agreement, whichever is greater. The amounts shown are based upon his change in control employee retention agreement and cash severance is based upon a multiplier of 299% of Mr. Fishman’s base salary.

(5)	Under his employment agreement, Mr. Fishman is eligible to receive the lesser of three or the number of years remaining in the employment period of his employment agreement, which expires on November 14, 2010, multiplied by his base salary and target annual bonus.

(6)	Based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses paid or awarded to him in the four fiscal quarters preceding his termination.

(7)	The value of accelerated unvested options as of November 1, 2008 was zero because all options held by our Named Executive Officers were out-of-the-money. Based upon Mr. Fishman’s employment agreement, all unvested outstanding stock options become fully vested and exercisable in full at the time of any event mentioned in the above table. For all other employees (including the other Named Executive Officers), in accordance with the 1998 and 2006 Stock Option Plans, upon a change in control event, one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable. The remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options, provided that any remaining unvested options would vest and become exercisable in full if, on or prior to the first anniversary of the change in control, the employee is terminated without “cause” or for “good reason” (as defined in the plan). As of November 1, 2008, upon a change in control event, each Named Executive Officer would be entitled to acceleration of vesting of the following number of shares:

Unvested Awards that
Accelerate upon
Change in Control
Name	(#)

Jerald G. Fishman	587,501
Joseph E. McDonough	60,001
Robert R. Marshall	92,501
Robert P. McAdam	89,501
Vincent T. Roche	107,501

(8)	Mr. Fishman is entitled to a retention payment pursuant to his 2007 long-term retention agreement, payable through our Deferred Compensation Plan, if he remains employed with us through November 14, 2010. The payment is equal to $5 million plus two times his annual bonus for each of fiscal years 2008, 2009 and 2010. For these purposes, we have assumed target payouts for fiscal years 2009 and 2010 that are equal to his current target annual bonus of 160% of his base salary.

(9)	Upon his death or disability, Mr. Fishman is entitled to receive the $5 million retention payment, plus the annual amount he earns under his 2007 long-term retention agreement for any year, beginning with fiscal 2008, before his death or disability, plus two times his annual bonus in the year of his death or disability.

(10)	Amount represents the incremental benefit that would be granted to executives actively participating in The Analog Devices B.V. Executive Pension Plan (Messrs. Marshall and McAdam) upon death. Upon their death, executives receive a lump sum death benefit of four times their annual pensionable salary, while non-executive employees receive a lump sum death benefit of three times their annual pensionable salary. The amount reflected in the table reflects one year of their annual salary and represents the enhancement of the death benefit calculation for executives over non-executive employees. Since the pension benefit is calculated in Euros, the U.S. dollar equivalent reflected in the table above is calculated by using the exchange rate as of November 1, 2008, or 0.7854 Euro per U.S. dollar.

(11)	Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a change in control as defined in each change in control employee retention agreement (benefits per annum based on $12,848 for each of Messrs. McDonough and Roche, $5,811 for Mr. Marshall, and $5,389 for Mr. McAdam).

(12)	Amounts include life, disability, dental, accident and group health insurance benefits for the number of years (plus a fraction representing any partial year) remaining in Mr. Fishman’s employment agreement assuming a termination date of November 1, 2008 (benefits per annum based on $10,043).

Option Program Description

Our stock option program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We currently have one plan, the 2006 Stock Incentive Plan, as amended, or the 2006 Plan, under which we grant equity awards. Under the 2006 Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of Analog. A majority of our employees participate in this plan. All options have a term of ten years and generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The 2006 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. We believe that our option program is critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

We have set the fiscal 2009 maximum gross dilution percentage related to our option program at 2.13%.

We can make stock option grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the stock option grants. All members of the Compensation Committee are independent directors, as defined by the rules of the NYSE.

The following tables provide information about option grants during our last five fiscal years, option activity during fiscal 2008 and options outstanding as of November 1, 2008.

Employee and Executive Option Grants

	Five Year
	Average	2008	2007	2006	2005	2004

Gross grants during the period as a percentage of beginning outstanding shares	2.7%	2.0%	2.3%	2.4%	3.4%	3.5%
Net grants during the period as a percentage of average outstanding shares(1)	1.5%	(0.8)%	0.9%	1.2%	2.8%	2.9%
Grants to our named executive officers during the period as a percentage of options granted	4.4%	3.1%	5.9%	1.6%	5.4%	5.1%
Grants to our named executive officers during the period as a percentage of average outstanding shares	0.1%	0.1%	0.1%	0.04%	0.2%	0.2%
Cumulative options held by our named executive officers as a percentage of total options outstanding	7.5%	8.0%	7.4%	7.1%	7.7%	7.2%

(1)	Net grants are defined as option grants minus cancellations.

Summary of Option Activity — Fiscal 2008

		Restricted Awards Outstanding		Options Outstanding
	Shares		Weighted
	Available		Average Grant	Number of	Weighted
	for Future	Restricted	Date Fair	Shares	Average
	Option	Awards	Value per	Underlying	Exercise
	Grants (#)	Outstanding (#)	Share ($)	Options (#)	Price ($)

November 3, 2007	14,898,467	78,793	$34.97	80,158,107	$35.39

Shares canceled upon termination of stock plans	(34,400)
Restricted awards granted(1)	(106,200)	35,400	$27.06
Restrictions lapsed		(20,372)	$35.86
Restricted awards forfeited		(1,600)	$31.09
Grants	(5,827,317)			5,827,317	$29.79
Exercises	NA			(7,418,047)	$13.56
Cancellations	8,227,411			(8,227,411)	$40.47

November 1, 2008	17,157,961	92,221	$31.80	70,339,966	$36.63

(1)	The 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant, or a Full-Value Award, counts as three shares for each share subject to the Full-Value Award. We granted limited restricted stock awards and restricted stock units during fiscal 2008 to attract key employees.

In-the-Money and Out-of-the-Money Option Information as of November 1, 2008

	Exercisable			Unexercisable			Total
			Wtd. Avg.			Wtd. Avg.			Wtd. Avg.
			Exercise			Exercise			Exercise
Range of Exercise Prices	Shares (#)%		Price ($)	Shares (#)%		Price ($)	Shares (#)%		Price ($)

$3.07-$8.13	16,034	0%	$3.07	25,670	0%	$3.07	41,704	0%	$3.07
$8.14-$21.35	6,466,517	13%	$19.82	47,500	0%	$19.75	6,514,017	9%	$19.82

In-the-Money	6,482,551	13%	$19.78	73,170	0%	$13.90	6,555,721	9%	$19.71

$21.36-$32.89	7,165,568	15%	$28.71	5,838,329	29%	$29.87	13,003,897	19%	$29.23
$32.90-$39.22	7,145,261	14%	$36.92	10,782,265	53%	$35.68	17,927,526	25%	$36.18
$39.23-$42.73	11,625,883	23%	$40.68	3,539,779	17%	$39.44	15,165,662	22%	$40.39
$42.74-$45.05	7,995,507	16%	$44.49	—	0%	$0.00	7,995,507	11%	$44.49
$45.06-$52.30	9,032,285	18%	$45.58	253,003	1%	$45.27	9,285,288	13%	$45.57
$52.31-$99.25	406,365	1%	$67.76	—	0%	$0.00	406,365	1%	$67.76

Out-of-the-Money(1)	43,370,869	87%	$40.06	20,413,376	100%	$34.79	63,784,245	91%	$38.37

Total Options Outstanding	49,853,420	100%	$37.42	20,486,546	100%	$34.65	70,339,966	100%	$36.63

(1)	Out-of-the-money options are those options with an exercise price equal to or above the closing price per share of our common stock on October 31, 2008 (the last trading day of fiscal 2008), which was $21.36.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of November 1, 2008 about the securities issued, or authorized for future issuance, under our equity compensation plans, consisting of our 2006 Stock Incentive Plan, our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our Restated 1994 Director Option Plan, our Restated 1988 Stock Option Plan, our 1992 Employee Stock Purchase Plan, our 1998 International Employee Stock Purchase Plan and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)		(b)	(c)
				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted-Average	Future Issuance Under
	Issued Upon Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)		Warrants and Rights	Reflected In Column (a))

Equity compensation plans approved by shareholders	40,178,136		$36.43	17,875,047	(2)
Equity compensation plans not approved by shareholders	30,161,359	(3)	$36.91	362,828	(4)

Total	70,339,495		$36.64	18,237,875	(5)

(1)	This table excludes an aggregate of 471 shares issuable upon exercise of outstanding options that we assumed in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $8.49.

(2)	Includes 717,086 shares issuable under our 1992 Employee Stock Purchase Plan. During fiscal 2006, our Board of Directors decided that the offering period that ended June 1, 2006 would be the last offering period under our employee stock purchase plans. Additionally, the 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant, or a Full-Value Award, counts as three shares for each share subject to the Full-Value Award. Our 2006 Plan, which was approved by shareholders in March 2006, allows for the issuance of 15 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Plan and our 2001 Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised.

(3)	Consists of shares issuable upon the exercise of outstanding options granted under our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders. Since our adoption of the 2006 Plan, we may make no further grants under the 2001 Broad-Based Stock Option Plan. A description of the 2001 Broad-Based Stock Option Plan appears below.

(4)	Consists of 163,645 shares issuable under our Employee Service Award Program and 199,183 shares issuable under our 1998 International Employee Stock Purchase Plan. During fiscal 2006, our Board decided that the offering period that ended June 1, 2006 would be the last offering period under our employee stock purchase plans. A description of the 1998 International Employee Stock Purchase Plan and the Employee Service Award Program appears below.

(5)	Includes 916,269 shares issuable under our employee stock purchase plans and 163,645 shares issuable under our Employee Service Award Program. During fiscal 2006, our Board decided that the offering period that ended June 1, 2006 would be the last offering period under our employee stock purchase plans.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan, or the 2001 plan, under which we were permitted to grant non-statutory stock options for up to 50,000,000 shares of common stock to employees, consultants and advisors of Analog Devices and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the SEC on January 29, 2003. In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

Our Board is authorized to administer the 2001 plan, which includes authorization to adopt, amend and repeal the administrative rules relating to the 2001 plan and to interpret the provisions of the 2001 plan. Our Board of Directors may amend, suspend or terminate the 2001 plan at any time. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the 2001 plan.

Under the terms of our 2001 Broad-Based Stock Plan, our Board of Directors and our Compensation Committee have the authority to select the recipients of options under the 2001 plan and determine (1) the number of shares of common stock covered by options, (2) the dates upon which options become exercisable (which is typically in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant; four equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant; or five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant), (3) the exercise price of options (but not less than the fair market value of the common stock on the date of grant), and (4) the duration of the options (but no more than 10 years).

Our Board of Directors is required to make appropriate adjustments in connection with the 2001 plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 plan also contains provisions addressing the consequences of any reorganization event or change in control.

If Analog Devices is reorganized or acquired, then the 2001 plan requires our Board of Directors to ensure that the acquiring or succeeding entity assumes, or substitutes equivalent options for, all of the outstanding options. If not, all then unexercised options become exercisable in full and terminate immediately before the reorganization or acquisition is consummated. If the options are assumed or replaced with substituted options, then they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control of the Company, then one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options. However, any remaining unvested options held by an optionee would vest and become exercisable in full if, on or before the first anniversary of the change in control, the optionee’s employment were terminated without “cause” or for “good reason” (as those terms are defined in the 2001 plan).

Since our adoption of the 2006 Plan, our Board determined that we may make no further grants under the 2001 plan. If any option previously granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited after January 23, 2006, the unused shares of common stock covered by that option will be available for grant under the 2006 Plan.

1998 International Employee Stock Purchase Plan

In June 1998, the Board of Directors adopted our 1998 International Employee Stock Purchase Plan, or the International Employee Stock Purchase Plan. The Board has amended the International Employee Stock Purchase Plan several times, most recently in December 2005. The International Employee Stock Purchase Plan was intended to provide a method whereby employees of subsidiary corporations of Analog residing in countries other than the United States have the opportunity to acquire shares of our common stock. There were a total of 1,000,000 shares of our common stock authorized for issuance under the International Employee Stock Purchase Plan, of which 747,647 shares had been issued as of the date of this proxy statement.

The International Employee Stock Purchase Plan terminated on June 1, 2008. During fiscal 2005, our Board of Directors decided that the offering period which ended June 1, 2006, was the last offering period under the International Employee Stock Purchase Plan.

The International Employee Stock Purchase Plan permitted eligible employees to purchase shares of our common stock during offering periods that generally extended for twelve months. The purchase price per share under the International Employee Stock Purchase Plan was the lower of 85% of the composite closing price of a share of our common stock as reported on the NYSE on the offering commencement date or the offering termination date. Under the International Employee Stock Purchase Plan, employees could authorize ADI to withhold up to 10% of their annual base salary (or, in the case of an offering of less than twelve months, up to 10% of their base salary for each payroll period in that offering period) to purchase shares under the International Employee Stock Purchase Plan, subject to certain limitations.

Employee Service Award Program

The Employee Service Award Program, or the Program, is designed to recognize and thank employees for their long-term working relationship with Analog. All regular employees other than executive officers are eligible to receive these awards in the form of our common stock. Our executive officers receive these awards in cash instead of stock. We grant these awards to employees starting with the employee’s tenth anniversary of employment with us, and after the tenth anniversary, we grant the awards at the end of each subsequent five-year period of employment with us. The value of the award at the employee’s tenth anniversary with us is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of our common stock as reported on the NYSE on a specified date. Our Board may terminate, amend or suspend the Program at any time at its discretion.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Messrs. Champy, Saviers and Severino served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal 2008, or formerly, an officer or employee of Analog Devices or any subsidiary of Analog. No member of our Compensation Committee had any relationship with us during fiscal 2008 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

During fiscal 2008, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Analog Devices, Inc.

James A. Champy, Chairman
F. Grant Saviers
Paul J. Severino

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending October 31, 2009. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2009 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2009 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year.

PROPOSAL 3 — CONSIDER AND VOTE UPON A SHAREHOLDER
PROPOSAL TO DE-CLASSIFY OUR BOARD OF DIRECTORS

Mark Filiberto, Palm Garden Partners LP, 1981 Marcus Avenue, Suite C114, Lake Success, New York 11042, has submitted the following proposal for inclusion in our proxy statement for our 2009 Annual Meeting of Shareholders, and has notified us of his intent to present this proposal for consideration at the 2009 Annual Meeting of Shareholders. Mr. Filiberto has advised us that he is the beneficial owner of approximately 750 shares of Analog Devices common stock.

Elect Each Director Annually

RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Statement of Mark Filiberto

Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would require each director to stand for election annually and would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them. Source: “Take on the Street” by Arthur Levitt.

The Council of Institutional Investors www.cii.org recommends adoption of annual election of each director. This proposal topic also won up to 86% support (based on yes and no votes) at the following companies in 2008 (respective proponents listed):

Whirlpool (WHR)	86% Nick Rossi
Fortune Brands (FO)	74% Nick Rossi
McGraw-Hill (MHP)	70% Nick Rossi
Eastman Chemical (EMN)	58% Ray T. Chevedden

The merits of this Elect Each Director Annually proposal should be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in governance.

“High Governance Risk Assessment.”

“High Concern” in Executive Pay.

•	Our director, Paul Severino, received a disturbing 28% in withheld votes. Mr. Severino also served 9-years on the Board of Sonus Networks (SONS) which is rated “D” by The Corporate Library.

•	Our CEO Jerald Fishman paid $1 million and our company paid $3 million in order to settle SEC charges of backdating stock options.

•	Seven of our directors were designated as “Accelerated Vesting” directors by The Corporate Library. This was due to their speeding up the vesting of stock options in order to avoid recognizing the related cost.

•	Three directors had 17 to 43 years tenure-independence concern.

Additionally:

•	We had no shareholder right to:

1) Call a special shareholder meeting by 10% of shareholders.

2) Cumulative voting.

3) To fill board vacancies.

4) Act by written consent.

•	Thus future shareholder proposals on the above 4 topics by other proponents could obtain significant support.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Elect Each Director Annually —
Yes on 3

Board of Directors’ Statement in Opposition of this Proposal

The Board of Directors has carefully considered this proposal and determined that its adoption is not in the best interests of the Company or its shareholders at the present time. The Nominating and Corporate Governance Committee and the Board regularly review the Company’s corporate governance policies, structures and practices and recommend changes when appropriate. For example, the Board recently took action to amend the Company’s governing documents to implement the election of directors by a majority vote in uncontested elections, as previously suggested by a shareholder. The Board believes that a classified board structure — where directors are divided into three classes and elected to staggered three-year terms — continues to be in the best interests of the Company and its shareholders.

The Company’s current classified board structure is in line with the laws of the Commonwealth of Massachusetts, which provide that all publicly held Massachusetts companies automatically have a classified board unless the board or shareholders elect otherwise. The Board agrees with the Commonwealth’s presumption that a classified board structure can protect a company, including from unfavorable, unsolicited takeover attempts. In light of (i) the ongoing crisis in global credit and financial markets which has contributed to depressed company stock prices, as well as (ii) the Board’s redemption of the Company’s “poison pill” in January 2006, an action taken as part of the Board’s continuing efforts to employ best practices in corporate governance, maintaining a classified board is an important part of the Company’s overall takeover defenses. These protections benefit shareholders not only because they allow management to stay focused on the long-term economic well-being of the Company, but because they provide the Company with leverage to increase shareholder value in a takeover scenario. Without a classified board, a potential acquirer could replace a majority of the Board with its own slate of nominees and gain control of the Company at a single annual meeting without negotiating with the Board or paying a control premium to shareholders. Maintaining a classified board can prevent such an unsolicited takeover attempt and preserve the Board’s ability to negotiate favorable terms for the Company’s shareholders in a potential takeover situation.

A classified board also provides stability and continuity of leadership by ensuring that at least two-thirds of the directors have prior experience and familiarity with the Company’s industry, business and long-term strategies. Moreover, such a structure permits a meaningful assessment of the qualifications of the nominees for election each year and therefore allows the Nominating and Corporate Governance Committee to seek candidates who can add to the diversity of ideas and perspectives across the Board as a whole, which can provide a more orderly evolution of the Board. All members of the Board, regardless of when or how frequently they are elected, owe fiduciary duties of care and loyalty to the Company and to its shareholders, so a classified board structure does not change a director’s accountability to the Company and its shareholders.

The Board of Directors believes that a classified board structure is in the best interests of the Company and its shareholders. A classified board provides stability and significant protections, including protection against an unfavorable takeover. As part of its total commitment to good corporate governance, the Board will continue to review whether changing this structure would be advantageous to the Company and its shareholders. At this time, no such change is desirable.

The Board of Directors recommends a vote “AGAINST” this Proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2009 annual meeting. However, if any other matters are properly presented at the 2009 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EST on March 9, 2009.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have previously sent in their proxies.

ANALOG DEVICES, INC.
ATTN: INVESTOR RELATIONS DEPT.
ONE TECHNOLOGY WAY
NORWOOD, MA 02062
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 9, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 9, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ANDVC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when property executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director, FOR Proposal 2 and AGAINST Proposal 3.

Vote on Directors The Board of Directors recommends a vote FOR each of the director nominees listed below;
1)	To elect the following four nominees to the Company’s Board of Directors to serve as Class I directors each for a term of three years.

	Nominees:		For	Against	Abstain

	1a.	James A. Champy	☐	☐	☐

	1b.	Yves-Andre Istel	☐	☐	☐

	1c.	Neil Novich	☐	☐	☐

	1d.	Kenton J. Sicchitano	☐	☐	☐

Vote on Proposals The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2009.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 3.
3)	To act upon a shareholder proposal to declassify the Company’s Board of Directors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ANDVC2

ANALOG DEVICES, INC.
Annual Meeting of Shareholders - March 10, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Margaret K. Seif, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Analog Devices, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Company’s headquarters at Three Technology Way, Norwood, Massachusetts 02062, on Tuesday, March 10, 2009, at 10:00 a.m. (Local Time) and at any adjournments thereof. None of the proposals listed on the reverse side are related to or conditioned upon the approval of any other proposal.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
Unless voting the shares over the Intemet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)